Exhibit 10.1
30 MAY 2008
AMB FUND MANAGEMENT S.Á.R.L. acting on its own name but on behalf of
AMB Europe Fund I FCP-FIS
(as Logistics Fund)
THE ENTITIES of AMB Europe Fund I FCP-FIS as listed in Part A of Schedule 1`
(as Original Acquisition Borrowers)
THE ENTITIES of AMB Europe Fund I FCP-FIS as listed in Part B of Schedule 1
(the Original PropCos)
THE ENTITIES of AMB Europe Fund I FCP-FIS as listed in Part C of Schedule 1
(the Original ShareCos)
THE FINANCIAL INSTITUTIONS as listed in Part D of Schedule 1
(as Original Lenders)
AMB PROPERTY L.P.
(as Loan Guarantor)
ING REAL ESTATE FINANCE NV
(as Facility Agent)

€142,000,000 AMB LP GUARANTEED
MULTICURRENCY REVOLVING
FACILITY AGREEMENT

Page I

Page II

THIS AGREEMENT is dated 30 May 2008.
Between:
(1)	AMB FUND MANAGEMENT S.À.R.L., acting in its own name but on behalf of AMB Europe Fund I FCP-FIS (the Logistics Fund, and AMB Agent), a fonds commun de placement organised under the form of a fonds d’investissement spécialisé;

(2)	THE ENTITIES of AMB Europe Fund I FCP-FIS as listed in Part A of Schedule 1 (Original Parties and Properties) (the Original Borrowers);

(3)	THE ENTITIES of AMB Europe Fund I FCP-FIS as listed in Part B of Schedule 1 (Original Parties and Properties) (the Original PropCos);

(4)	THE ENTITIES of AMB Europe Fund I FCP-FIS as listed in Part C of Schedule 1 (Original Parties and Properties) (the Original ShareCos);

(5)	AMB PROPERTY L.P. (the Loan Guarantor);

(6)	THE FINANCIAL INSTITUTIONS listed in Part D of Schedule 1 (Original Parties and Properties) (the Original Lenders); and

(7)	ING REAL ESTATE FINANCE NV in its capacity as Facility Agent (the Facility Agent).
It is agreed as follows:
1.	INTERPRETATION

1.1	Definitions
In this Agreement:
Accounting Date has the meaning set out in Schedule 6 (Financial Covenants).
Accounting Period has the meaning set out in Schedule 6 (Financial Covenants).
Acquisition means the acquisition by any Borrower, any PropCo or any ShareCo (as the case may be) of:
(a)	Property and/or Buildings; or

(b)	a body corporate that owns (directly or indirectly) Property and/or Buildings or, subject to the Facility Agent’s consent (not to be unreasonably withheld or delayed) a controlling interest in such body corporate, and which such acquisition is or will be financed or refinanced by the Facility.
Acquisition Document means:
(a)	any and all Agreements entered into by any member of the Logistics Fund Group with the relevant sellers in connection with an Acquisition; and

(b)	each related document entered into by any member of the Logistics Fund Group with the relevant sellers in connection with an Acquisition.
Additional Borrower means any member of the Group that accedes to this Agreement as an Additional Borrower.
Additional Margin means the additional margin per annum determined, at any time, based on the range into which Loan Guarantor’s Credit Rating then falls, in accordance with the table set forth below. Any change in Loan Guarantor’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Additional Margin. The Loan Guarantor shall have not less than two (2) Credit Ratings at all times. In the event that Loan Guarantor receives only two (2) Credit Ratings (one of which must be from S&P or Moody’s), and such Credit Ratings are not equivalent, the Additional Margin shall be determined by the higher of such two (2) Credit Ratings. In the event that Loan Guarantor receives more than two (2) Credit Ratings, and such Credit Ratings are not all equivalent, the Additional Margin shall be determined by the highest Credit Rating, provided that said highest rating shall be from S&P or Moody’s; provided, further, that if the highest rating is not from S&P or Moody’s, then the Additional Margin shall be determined by the highest Credit Rating from either S&P or Moody’s.

Range of Loan Guarantor’s Credit Rating (S&P/Moody’s Ratings)	Additional Margin – Fee Percentage (% per annum)
Baa2 (or higher)/BBB (or higher)	0%
Baa3 (or lower)/BBB- (or lower) or unrated	1%
Additional Obligor means any member of the Logistics Fund Group that accedes to this Agreement as an Additional Obligor.
Additional PropCo means any member of the Logistics Fund Group that accedes to this Agreement as an Additional PropCo.
Additional Property means any real property acquired (directly or indirectly) by a Borrower or a PropCo (other than an Original Property) which is financed by a Loan and over which security is granted in accordance with, and subject to, the terms of this Agreement including all Heritable Building Rights, Buildings, fixtures (including trade fixtures) and fixed plant and machinery and other structures now or in the future on it and all easements, access-rights, rights of way, wayleaves, servitudes and rights attaching to it and in each case each and every part of it.
Additional ShareCo means any member of the Group that accedes to this Agreement as an Additional ShareCo.
Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.
Agent means the Facility Agent.
Agent’s Spot Rate Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Amsterdam foreign exchange market at or about 11.00 a.m. on a particular day.
Agreement for Lease means an agreement to grant an Occupational Lease of all or part of a Property.

AMB Agent means:
(a)	the Logistics Fund; or

(b)	any wholly-owned Subsidiary of the Logistics Fund (or any successor as AMB agent) that is a party to this Agreement which it may designate to act as the “AMB Agent” in the place of the Logistics Fund subject to:
(i)	obtaining the Facility Agent’s prior written consent; and

(ii)	effecting a valid transfer of the then existing AMB Agent’s rights and obligations as the AMB Agent in accordance with the Finance Documents.
AMB Property L.P. Loan means the loan made available to the borrowers under the AMB Property L.P. Loan Agreement.
AMB Property L.P Loan Agreement meand the third amended and restated revolving credit agreement, dated as of 1 June, 2006 by and amoung AMB Property L.P., as Borrower, the banks listed on the signature pages thereof, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as Adminstrative Agent for Alternate Currencies, Bank of America, N.A., as Syndication Agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Boookrunners, Eurohypo AG, New York Branch, Wachovia Bank, N.A.. and PNC Bank, National Association, as Documentation Agents, The Bank of Nova Scotia, acting through its San Francisco Agency, Wells Fargo Bank, N.A., ING Real Estate Finance (USA) LLC and LaSalle Bank National Assocation, as Managing Agents (as may be amended from time to time).
AMB Property L.P. Loan Prepayment Event has the meaning set out in Clause 22.5(c) (Cross-default).
Available Commitment means a Lender’s Commitment minus:
(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.
Available Facility means the aggregate for the time being of each Lender’s Available Commitment.
Availability Period means the later of (i) 364 days after the date of this Agreement and (ii) such other date as may be agreed from time to time, by the AMB Agent and the Lenders.
Base Currency means euro.
Base Currency Amount means, in relation to a Loan, the amount specified in the Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date the Agent receives a Request or on the date any subsequent calculation or determination of the amount of that Loan is to be made) adjusted to reflect any repayment (other than a repayment arising from a change of currency), prepayment, consolidation or division of the Loan.
Base Margin means 0.95 per cent. per annum on each Loan.

Belgian Obligor means an Obligor that is incorporated or established in Belgium.
Borrower means the Original Borrowers or any Additional Borrower, as the case may be.
Borrower’s Tax Jurisdiction means the jurisdiction in which the relevant Borrower is subject to unlimited tax liability in regard to its world-wide income.
Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 27.3 (Indemnities and Break Costs).
Buildings means logistics warehouses and other ancillary related property.
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam and London and:
(a)	if on that day a payment in or a purchase of a currency (other than euro) is to be made, the principal financial centre of that currency; or

(b)	if on that day a payment in or a purchase of euro is to be made, which is also a Target Day; and

(c)	(save when this definition is used in relation to Rate Fixing Days, Interest Periods, Utilisation Dates and Interest Payment Dates) New York.
Clean-Up Date means the date which falls three months after the date of completion of any Acquisition and the accession to this Agreement of any Additional Obligor pursuant to Clause 30 (Changes to Parties).
Closing Date means the first Utilisation Date of each Loan.
Commitment means each Lender’s obligation to provide funds to the Borrowers in accordance with this Agreement, to the extent not cancelled, transferred or reduced under this Agreement.
Condition Precedent means a condition precedent to this Agreement and which is set out in Schedule 2 (Conditions Precedent).
Confirmation Letter means a completed form of the official English translation (amtliche Übersetzung of the “Bescheinigung im Sinne der Rn. 5 des BMF-Schreibens vom 22. Juli 2005 (BStBl. I 2005 S. 829)”) that is provided by the Facility Agent solely to assist the Borrowers under the German Loans in demonstrating the absence of any back-to-back financing to the German tax authorities.
Credit Support means a form of credit support to the Facility Agent’s satisfaction (acting reasonably) that may include a letter of credit, bond or a bank guarantee.
Deed of Subordination means the agreement substantially in the form of Schedule 8 (Form of Deed of Subordination) entered into or to be entered into by, inter alia, certain of the Obligors, Original Lenders, Facility Agent and Facility Agent and certain other members of the Logistics Fund Group to subordinate any and all Intra-Group Loans made directly to the Borrowers.

Default means:
(a)	an Event of Default; or

(b)	an event or circumstance which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.
Disposal Proceeds Account means the account with ING Bank NV, Utrecht, The Netherlands in the name of the AMB Agent in which a Borrower or the AMB Agent (on behalf of a Borrower or Borrowers) deposits proceeds in accordance with Clause 20.5(c)(ii)(B) or Clause 27.3(d).
Dutch Borrower means a Borrower that is incorporated or established in The Netherlands.
Dutch Obligor means an Obligor which is incorporated or established in The Netherlands.
Eligible Country means any country specified in Schedule 10 (Eligible Country) and any other country agreed by the Facility Agent (acting upon instructions of the Lenders).
Eligible Currency means
(a)	euro; and

(b)	any other currency of an Eligible Country that is freely convertible into euro.
Enforcement Event means the occurrence of an Event of Default that has resulted in the Facility Agent serving notice in accordance with Clause 22.20 (Notice of Event of Default) and, because of which, the Facility Agent may enforce its rights in accordance with this Agreement or the Loan Guarantee.
England and Wales Obligor means an Obligor which is incorporated or established in England and Wales.
Environmental Law has the meaning set out in Clause 21.3 (Environmental matters).
Establishment means any place of operations where a member of the Logistics Fund Group carries on non-transitory economic activity with human means and goods.
EURIBOR means for an Interest Period of any Loan or overdue amount:
(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Interest Period, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Institutions to leading banks in the European interbank market, as of 11.00 a.m. (Central European time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to the Interest Period of that relevant Loan.
euro or € means the single currency of the Participating Member States.

Event of Default means:
(a)	an occurrence of an event specified in Clauses 22.2 (Non-Payment), 22.5 (Cross-Default), 22.6 (Insolvency), 22.7 (Insolvency Proceedings), 22.8 (Enforcement of Security Interest) 22.9 (Creditors’ Process) 22.10 (Cessation of business) and 22.11 (Enforceability and repudiation), subject to any grace periods, specified therein expiring and any determination of materiality specified therein having been made;

(b)	a Trigger Event not repaid or prepaid in accordance with Clause 11.3(a) (Mandatory Prepayment following the occurrence of certain Trigger Events); or

(c)	a Trigger Event which has a Fund Material Adverse Effect.
Facility means the acquisition loan facility made available under this Agreement.
Facility Agent means ING Real Estate Finance NV.
Facility Office means the office(s) notified by a Lender to the Facility Agent:
(a)	on or before the date it becomes a Lender; or

(b)	by not less than five (5) Business Days’ notice,
as the office(s) through which it will perform its obligations under this Agreement.
Fee Letter means any letter entered into by reference to this Agreement between the Facility Agent and the AMB Agent setting out the amount of certain fees referred to in this Agreement.
Final Maturity Date means the last day of the Availability Period.
Finance Document means:
(a)	this Agreement;

(b)	a Fee Letter;

(c)	the Deed of Subordination;

(d)	a Transfer Certificate;

(e)	a Short Form Agreement;

(f)	the Loan Guarantee;

(g)	an Obligor Certificate;

(h)	a Signature Certificate; or

(i)	any other document designated, from time to time, as such by the Facility Agent and the AMB Agent.
Finance Party means a Lender or, where an Agent is acting on behalf of a Lender, that Agent.

Financial Indebtedness has the meaning set out in Schedule 6 (Financial Covenants).
Foreclosure Value means, in relation to each relevant Property, the value on foreclosure of that Property as determined by the provider(s) of the most recent Valuation in relation to it or, if the AMB Agent and the Facility Agent agree otherwise, by such other valuer(s) or surveyor(s) as they may agree. In the event that the provider(s) of the most recent Valuation(s) of the relevant Property is/are not able to provide such a foreclosure valuation and the AMB Agent and the Facility Agent are not able to agree on alternative valuer(s) or surveyor(s), the foreclosure value of each relevant Property shall be determined by a valuer or surveyor selected by Knight Frank.
French Loan means a Loan for which a Short Form Agreement is signed by the relevant parties in accordance with Clause 14.1.
French Obligor means an Obligor that is incorporated or established in France.
Fund Material Adverse Effect means the consequences of any event or circumstances affecting the activities of any Fund Obligor, its assets or its financial position (taken as a whole) which:
(a)	render it unable to repay or pay any amount payable by it under this Agreement when due (taking into account the benefit of any equity or other financial support that the Facility Agent reasonably believes will be provided to it by other members of the Logistics Fund Group or the Parent Group); or

(b)	affects the validity or materially reduces the effectiveness of any instrument, agreement or other document executed by it or any third party creating security and/or guarantees in favour of the Lenders to secure the repayment and/or payment of any amount that may be due under this Agreement.
Fund Obligor means the Loan Guarantor or the Logistics Fund.
German Loan means a Loan in which the Borrower of the Loan has its statutory seat or seat of management in Germany.
German Permitted Encumbrances means use, rights, rights of way and other rights granted to third parties which are registered in Division II of the public land register in Germany at the time of the acquisition of the relevant Property by the Borrower and which have no material impact on the value of the relevant Property and the value and effectiveness of the Security Interest granted or to be granted with respect to the relevant Property, in both cases as determined by the Facility Agent in its reasonable discretion, or which are permitted by the Facility Agent.
German Property means a Property which is situated in Germany and in relation to which a Loan has been advanced and is outstanding.
GmbH means a German company with limited liability (Gesellschaft mit beschränkter Haftung).
Grace Period has the meaning set out in Clause 22.5(c) (Cross-default).
Group Structure Chart means the corporate group structure chart delivered to the Facility Agent on or before the first Utilisation Date and any subsequent corporate group structure chart delivered to the Facility Agent, upon request, from time to time, and which reflects the corporate relationship of the Obligors.

Heritable Building Right means a right, in rem, to own a building on a plot of land according to the German Heritable Right Ordinance (Verordnung über das Erbbaurecht) and is held as freehold (Alleineigentum) or that satisfies all the following conditions:
(a)	a remaining term of at least 30 years at the time of acquisition by a Borrower; and

(b)	ground rent is less than 10 per cent. of the gross rental income in respect of the asset.
Holding Company of any other person means a company in respect of which that other person is a Subsidiary.
IBOR means EURIBOR or LIBOR.
Increased Cost means:
(a)	an additional or increased cost;

(b)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.
Initial Valuation means a Valuation of the Original Properties.
Insurances has the meaning given to it in Clause 21.2(a).
Interest Payment Date means either the last day of the relevant Interest Period if, however, any such day is not a Business Day, the Interest Payment Date will instead be the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
Interest Period means each period determined under this Agreement (including Clause 9.3 (Interest on overdue amounts) and Clause 10 (Interest Periods)) by reference to which interest on a Loan or an overdue amount is calculated.
Initial Closing Date means the date on which the first Loan (or more than one Loan on that same date) is utilised under this Agreement.
Intra-Group Loans means loans made by a member of the Logistics Fund Group to another member of the Logistics Fund Group.
Italian Loan means a Loan for which a short form agreement is signed by the relevant parties in accordance with Clause 13.2 (Italy).
Italian Obligor means an Obligor that is incorporated or established in Italy.
Joint Venture means any joint venture with a third party that is not an Affiliate, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

Land Registry means, in respect of a Property, the applicable land registry.
Lease Document means:
(a) an Agreement for Lease;
(b)	an Occupational Lease;

(c)	any other document or agreement relating to the use or occupancy of a Property; or

(d)	any other document designated as such by the Facility Agent and the AMB Agent (or the relevant Borrower).
Legal Reservations means:
(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for, or indemnify, a person against certain statutory liabilities may be void and defences of set-off and counterclaim;

(c)	similar principles, rights and defences as outlined in paragraphs (a) and (b) of this definition under the laws of any jurisdiction of incorporation or establishment of an Obligor or any jurisdiction where it conducts its business; and

(d)	any other matters set out as qualifications or reservations in the required legal opinions as listed in Schedule 2 (Conditions Precedent).
Lender means:
(a)	an Original Lender; or

(b)	any person which becomes a Lender after the date of this Agreement.
LIBOR means for an Interest Period of any Loan or overdue amount which in either case is in a currency other than euro:
(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the currency or Interest Period of that Loan the arithmetic mean (rounded upwards to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Institutions to leading banks in the London interbank market, as of 11 a.m. (London Time) on the Rate Fixing Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.
Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Loan Guarantee means the guarantee granted by the Loan Guarantor under a separate New York law guarantee dated on or around the date hereof in respect of the obligations of the Borrowers under the Loans.
Loan to Value means, at any time:
(a)	where being tested in relation to an individual Loan, the amount of that Loan as a percentage of the value of the Property or Properties financed (or to be financed) by that Loan (determined in accordance with the Valuation); or

(b)	where being tested in relation to the Logistics Fund Group (taken as a whole) means Fund Loan to Value as defined in Schedule 6 (Financial Covenants).
Logistics Fund means AMB Europe Fund I FCP-FIS, a fonds commun de placement organised under the form of a fonds d’investissement specialisé.
Logistics Fund Group means the Logistics Fund and its Subsidiaries from time to time.
Long Term Interest Bearing Deposits means any long term interest bearing deposits within the meaning of marginal notes (Textziffern) 20 and 37 of the decree of the German Federal Ministry of Finance, dated 25 July 2004 (BStBl. I 2004, P. 593) in conjunction with the administrative guidelines of the German Trade Tax Code (Gewerbesteuerrichtlinien) granted as security by a person other than the relevant German Obligor as collateral for the credit enhancement of such German Obligor and only if such German Obligor is closely related to the provider of the security within the meaning of § 1 (2) CFC-law (Außensteuergesetz).
Majority Lenders means, at any time, Lenders:
(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.
Mandatory Cost means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Calculation of the Mandatory Cost).
Margin means the sum of the Base Margin and the Additional Margin.
Material Adverse Effect means the consequences of any event or circumstances which is both a Fund Material Adverse Effect and an Obligor Material Adverse Effect.
Moody’s means Moody’s Investors Service, Inc.
Net Disposal Proceeds means the gross proceeds of any disposal permitted in accordance with this Agreement plus the proceeds of any Top-Up Contribution in relation to such disposal less an amount evidenced by the relevant Borrower (or, as the case may be, PropCo) or the AMB Agent, in any such case, to the reasonable satisfaction of the Facility Agent prior to the disposal as being that Borrower’s, that PropCo’s or that AMB Agent’s good faith estimate of the costs and expenses associated with that disposal (including repayments of principal) in each case supported by evidence in form and substance satisfactory to the Facility Agent (acting reasonably).
New Borrower means a Borrower that is not a party to this Agreement as an Original Borrower as of the date of this Agreement but who subsequently becomes a party pursuant to Clause 30 (Changes to Parties).
New Lender has the meaning given to it in Clause 30.2 (Assignments and transfers by Lenders).
Obligor means a Borrower, the Loan Guarantor, a PropCo, a ShareCo or an Additional Obligor.
Obligor Certificate means a certificate by an Obligor or Obligors that satisfies paragraph 4 of Part B of Schedule 2 (Conditions Precedent – Upon signing this Agreement), paragraph 4 of Part C of Schedule 2 (Conditions Precedent – Loan) and/or paragraph 13 of Part C of Schedule 2 (Conditions Precedent – Loan).
Obligor Material Adverse Effect means the consequences of any event or circumstances affecting the activities of any Obligor (excluding the Logistics Fund), their assets or their financial position (taken as a whole) which:
(a)	render it unable to repay or pay any amount payable by it under this Agreement when due (taking into account the benefit of any equity or other financial support that the Facility Agent reasonably believes will be provided to the relevant Obligor by other members of the Logistics Fund Group); or

(b)	affects the validity or materially reduces the effectiveness of any instrument, agreement or other document executed by it or any third party creating security and/or guarantees in favour of the Lenders to secure the repayment and/or payment of any amount that may be due by that Obligor under this Agreement.
Occupational Lease means any lease or licence or other right of occupation or right to receive rent to which a Property may at any time be subject.
Optional Currency means a currency (other than the Base Currency) in which a Loan is denominated under the Agreement.
Original Lenders means the financial institutions listed in Part D of Schedule 1 (Original Parties and Properties).
Original Property means each property listed in Part E of Schedule 1 (Original Parties and Properties) which is financed by a Loan made on the Initial Closing Date including all Heritable Building Rights, Buildings, fixtures (including trade fixtures) and fixed plant and machinery and other structures now or in the future on it and all easements, access-rights, rights of way, wayleaves, servitudes and rights attaching to it and in each case each and every part of it.
Parent Group means the Loan Guarantor and its Subsidiaries from time to time.
Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.
Permitted Disclosure means a disclosure to which the Facility Agent, in its absolute discretion, consents before an Additional Obligor accedes to this Agreement and which following any such consent will qualify any of the representations and warranties and covenants set out in this Agreement.
Permitted Encumbrance means an encumbrance on a Property or over Shares or other assets of any Obligor, which is permitted pursuant to Clause 20.4(b)(i).
Permitted Payment means a payment made by a Borrower provided that:
(a)	no Event of Default is outstanding when the payment is made or would result from the payment other than in respect of any payment to cure an Event of Default; and

(b)	the payment is made in compliance with all applicable laws and corporate/regulatory requirements.
Planning/Zoning Laws means all applicable laws and regulations governing or controlling the use or development of land and property, including building permissions.
Property means an Original Property and/or an Additional Property, as the context may require.
PropCo means an Obligor that directly owns or is to acquire one or more Properties each of which has been or will be financed by a Loan and includes an Original PropCo and any Additional PropCo.
Qualifying Lender means a Lender:
(a)	who is a Treaty Lender; or

(b)	who is incorporated, or, if different, treated as resident for tax purposes in the same jurisdiction as the Borrower who is borrowing the Loan which it is lending and as a result is able to benefit from full withholding tax exemption as at the date it became a Lender under this Agreement, provided that, if the Borrower is resident for tax purposes in Spain, the Lender is a financial entity (entidad de crédito o establecimiento financiero de crédito) registered in the special registries of the Bank of Spain;

(c)	who carries on a business in the Borrower’s Tax Jurisdiction who is borrowing the Loan which it is lending or, if different, the jurisdiction (or jurisdictions) in which that Borrower is treated as resident for tax purposes, through a permanent establishment, a fixed base or a permanent representative with which the payment is effectively connected for tax purposes and as a result is able to benefit from a full withholding tax exemption as at the date it became a Lender under this Agreement, provided that, if the Borrower is resident for tax purposes in Spain, the Lender is a financial entity (entidad de crédito o establecimiento financiero de crédito) registered in the special registries of the Bank of Spain; or

(d)	who is otherwise able to benefit from full withholding tax exemption under the terms of the domestic law of the jurisdiction in which the Borrower to which it is lending is resident for tax purposes.

Rate Fixing Day means, in respect of an Interest Period:
(a)	(if the currency is euro) the second TARGET Day before the first day of that Interest Period; or

(b)	(if the currency is sterling) two (2) Business Days before the first day of that Interest Period; or

(c)	(for any other currency) two (2) Business Days before the first day of that Interest Period.
Reference Institutions in relation to an amount in euro, the principal offices of Citibank, Banque Nationale de Paris and Deutsche Bank in Europe or, in relation to an amount in a currency other than euro, the principal London offices of Citibank, Banque Nationale de Paris and Deutsche Bank or such other banks as may be appointed by the Facility Agent in consultation with the AMB Agent.
Reliance Letter means a letter from a third party upon which the Facility Agent (on behalf of the Lenders) may rely, as authorised by that third party.
Reply means a reply to a Request for a Loan substantially in the form of Schedule 9 (Reply to a Request).
Request means a request for a Loan substantially in the form of Schedule 3 (Form of Request).
S&P means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. or any successor to its rating business.
Screen Rate means the percentage rate per annum determined by:
(a)	in the case of an amount in euro, the Banking Federation of the European Union; or

(b)	in the case of an amount in a currency other than euro for which a LIBOR rate is used, the British Banker’s Association Interest Settlement Rate,
for the relevant currency and Interest Period displayed on the appropriate page of the Bloomberg screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the AMB Agent and the Lenders) may specify another page or service displaying the appropriate rate.
Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.
ShareCo means an Obligor that owns shares in a PropCo but does not own any Property itself and includes each Original ShareCo and any Additional ShareCo.
Shares means shares acquired by a ShareCo in a PropCo in connection with the acquisition of Property and/or Buildings and which is to be financed or refinanced by the Facility.
Short Form Agreement means a short form agreement signed in relation to an Italian Loan, a Spanish Loan or a French Loan.

Signature Certificate means a certificate by an Obligor or Obligors that satisfies paragraph 2 of Part B of Schedule 2 (Conditions Precedent – Upon signing this Agreement) and/or paragraph 2 of Part C of Schedule 2 (Conditions Precedent –Loan).
Spanish Loan means a Loan for which a short form agreement is signed by the relevant parties in accordance with Clause 13.3 (Spain).
Spanish Obligor means an Obligor that is incorporated or established in Spain sterling and £ means the lawful currency for the time being of the United Kingdom.
Subsidiary means, with respect to a specified person, any other person directly or indirectly controlled by or under direct or indirect control of such person. For purpose of this definition, control when used with respect to any specified person means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
Substitution Date means the date that a substitution of a Property takes place in accordance with Clause 24 (Substitution).
TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).
Tax Credit means a credit against, relief for, remission for, or repayment of any Tax.
Tax Deduction means a deduction or withholding for, or on account of, Tax from a payment under a Finance Document.
Tax Payment means a payment, or increased payment, made by an Obligor to a Finance Party in any way relating to a Tax Deduction, or under any indemnity, given by that Obligor in respect of Tax under any Finance Document.
TEG Letter means the letter in substantially the same form as Schedule 7 (Form of TEG Letter) and in accordance with Clause 13.1(b).
Top-Up Contribution means a contribution (made directly or indirectly) by the Loan Guarantor or the Logistics Fund into a Borrower or a PropCo whether by way of a subscription for equity in such Borrower or the advance of a shareholder loan pursuant to an Intra-Group Loan.
Total Commitments means the aggregate maximum principal amount of €142,000,000.
Transaction Document means:
(a)	any Finance Document;

(b)	any Lease Document;

(c)	any Acquisition Document; or

(d)	any other document designated as such, from time to time, by the Facility Agent and the AMB Agent.
Transfer Certificate means a certificate, substantially in the form of Part A (Form of Transfer Certificate for Transfers by Assignment) or Part B (Form of Transfer Certificate - Transfers by Novation) of Schedule 5 (Forms of Transfer Documents) or any other form agreed between the Facility Agent and the AMB Agent.
Treaty Lender means in respect of a Lender which has advanced a Loan to a Borrower under this Agreement, a Lender, which, on an Interest Payment Date:
(a)	is treated as a resident (as defined in the relevant double taxation agreement) of the Borrower’s Tax Jurisdiction, or, if different, is treated as a resident (as defined in the relevant double taxation agreement) in a jurisdiction (or jurisdictions) with which the Borrower’s Tax Jurisdiction has a double taxation agreement giving residents of that jurisdiction full exemption from taxation imposed by the applicable country of incorporation or residence of the relevant Borrower’s Tax Jurisdiction on interest;

(b)	is not denied the relevant exemption by virtue of a limitation on benefits article or an anticonduit article in the relevant double taxation agreement; and

(c)	does not carry on a business in the relevant Borrower’s Tax Jurisdiction through a permanent establishment, a fixed base or a permanent representative with which that Lender’s participation in the Loan is effectively connected.
Treaty State means the E.U. State of a Lender in accordance with Clause 5.5(a)(i) or 5.5(a)(ii) that has a double taxation agreement with the E.U State to which the relevant Borrower is subject for taxation purposes and, thereby, making the Loan of such Lender and Borrower exempt from taxation on interest.
Trigger Event means, in respect of an Obligor (as the case may be), the occurrence of one or more events in Clause 22 (Trigger Events and Events of Default).
Utilisation means a utilisation of the Facility.
Utilisation Date means each date on which a Facility is utilised.
Valuation means in relation to a Property, a valuation (or, as the case may be, the latest valuation) of that Property by the Valuer prepared on a basis acceptable to the Facility Agent (acting reasonably) on a gross value basis less:
(a)	in the case of Properties other than those to which paragraph (b) is applicable, an amount in respect of transfer tax or equivalent tax (or, if applicable under the laws of the relevant jurisdiction, an amount in respect of net VAT costs if VAT is payable in respect of such acquisition rather than transfer tax) (paid or payable) in respect of the acquisition of that Property (but not any amount in respect of any notarisation, registration, enforcement or analogous fees and taxes); or

(b)	in the case of any Properties (other than those Properties which form part of the Sirius Portfolio) which have been or are to be purchased by way of share purchase, an amount of transfer tax or equivalent tax (paid or payable) on the transfer of the relevant shares (but not any amount in respect of any notarisation, registration, enforcement or analogous fees and taxes).
Valuer means the valuer or surveyor selected by the AMB Agent (or relevant Borrower) with the consent of the Facility Agent (such consent not to be unreasonably withheld or delayed).
VAT means value added tax, or any other tax of a similar nature.
1.2 Construction
(a) In this Agreement, unless the contrary intention appears, a reference to:
(i)	a document in the agreed form means, in relation to a document, that it is in a form initialled by or on behalf of the AMB Agent and the Facility Agent on or before the signing of this Agreement for the purposes of identification;

(ii)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(v)	the date of this Agreement means the date on which this Agreement (in its original form) was originally executed, being 30 May 2008;

(vi)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary (other than as a result of entering into a Lease Document), and dispose will be construed accordingly;

(vii)	a financing shall be taken to include a refinancing and the terms financed and finance shall be construed accordingly;

(viii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(ix)	know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(x)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(xi)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xiii)	a Default, a Trigger Event or an Enforcement Event being outstanding means that it has not been remedied or waived;

(xiv)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xv)	a Clause, a Clause or a Schedule is a reference to a Clause or Clause of, or a schedule to, this Agreement;

(xvi)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xvii)	a Finance Document or other document includes (without prejudice to any prohibition on amendments) all amendments however fundamental to that Finance Document or other document, including any amendment providing for any increase in the amount of a facility or any additional facility; and

(xviii)	a time of day is a reference to Central European Time.
(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:
(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the immediately preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding Clause 1.2(b)(i), a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.
(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of any Finance Document.

(d)	Unless the contrary intention appears:
(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.
(e)	The headings in this Agreement do not affect its interpretation.

(f)	For the purposes of any calculation or determination under this Agreement of the amount of the Loans under this Agreement, all amounts payable in respect of Loans in an Optional Currency shall be notionally converted into euro using the Agent’s Spot Rate of Exchange for that Optional Currency on the relevant date of calculation or determination.
1.3 Corporate benefit restrictions
(a)	All of the Obligors’ obligations under the Finance Documents shall be limited by any applicable corporate benefit restrictions or financial assistance restrictions of the applicable jurisdiction.

(b)	The Obligors or the AMB Agent shall take all steps that are necessary within commercially reasonable limitations to comply with any corporate benefit or financial assistance laws or regulations of the applicable jurisdiction in order to fulfil their respective obligations pursuant to this Agreement.
2. FACILITY
2.1 Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments provided that as at the Utilisation Date of any Loan to be advanced on such date:
(a)	the Loan to Value of the Property to be financed by that Loan is not greater than 75 per cent; and

(b)	the Loan Interest Cover Ratio shall comply with paragraph 3.2 of Schedule 6 (Financial Covenants).
2.2 Nature of rights and obligations
Unless all the Finance Parties agree otherwise:
(a)	the obligations of the Lenders are joint;

(b)	the obligations of multiple Borrowers of one Loan in accordance with Clause 6 (Facility) are joint and several;

(c)	except as provided in Clause 2.2(a), failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(d)	except as provided in Clause 2.2(a), no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(e)	except as provided in Clause 2.2(a), the rights of a Finance Party under the Finance Documents are separate and independent rights;

(f)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents;

(g)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt; and

(h)	a Loan can only be advanced to a ShareCo or a PropCo.
2.3 Appointment of agent for the Obligors
(a)	Each Obligor (other than the AMB Agent) by its execution of this Agreement irrevocably appoints the AMB Agent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)	the AMB Agent on its behalf to supply all information concerning itself contemplated by this Agreement and in respect of its Property to the Finance Parties and to give all notices and instructions and to make such agreements capable of being made by any Obligor hereunder notwithstanding that it may affect such Obligor, without further reference to or the consent of such Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to any Obligor pursuant to the Finance Documents to the AMB Agent on behalf of all of the Obligors, and in each case such Obligor shall be bound thereby as though such Obligor itself had given such notices and instructions or executed or made such agreements or received any such notice, demand or other communication.
(b)	Every act, omission, undertaking, settlement, waiver, notice or other communication given or made by the AMB Agent, on behalf of the Obligors, under this Agreement or in connection with the Loans (whether or not known to any other Obligor) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notices or other communications of the AMB Agent and the other Obligor, those of the former shall prevail.
3. PURPOSE
3.1 Loans
(a)	Each Loan shall be applied by the relevant Borrower(s) to directly or indirectly finance or refinance the acquisition of Property and/or Shares and to pay any related fees, costs and expenses or otherwise for general corporate purposes including, but not limited to, the payment of any development costs.

(b)	The Borrowers undertake to apply the Loans exclusively towards the financing of these purposes.

(c)	The Loans are borrowed by the Borrowers for commercial purposes.

3.2 No obligation to monitor
No Finance Party is bound to monitor or verify the utilisation of the Facility.
4. CONDITIONS PRECEDENT
4.1 Conditions precedent documents
(a)	The first utilisation of the Facility may not be made until the Facility Agent has notified the AMB Agent and the Lenders that it has received and/or waived all of the documents and evidence set out in Part B of Schedule 2 (Conditions Precedent – Upon signing this Agreement) in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent shall give the notification referred to in Clause 4.1(a) to the AMB Agent and the Lenders promptly upon being so satisfied.
4.2 Further conditions precedent
(a)	The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that:
(i)	on both the date of the Request and the Utilisation Date for that Loan:
(A)	the representations and warranties to be given by each relevant Obligor pursuant to Clause 18.15 (Times for making representations and warranties) are correct in all material respects subject to any Permitted Disclosure;

(B)	no Event of Default is outstanding in relation to any Loan and no Event of Default would result from making that Loan; and

(C)	no Trigger Event is outstanding; and
(ii)	the Facility Agent has notified the relevant Borrower and the relevant Lenders that it has received and/or waived all of the documents and evidence set out in Part C of Schedule 2 (Conditions Precedent – Loan) no later than the Utilisation Date of such Loan, in form and substance satisfactory to the Facility Agent.
(b)	The obligations of each Lender to consent to a transfer of rights and obligations to a New Obligor or an existing Obligor in a different capacity is subject to the further conditions precedent that the Facility Agent has notified the AMB Agent that it has received and/or waived all of the documents and evidence set out in Part C of Schedule 2 (Conditions Precedent – Additional Obligor).
5. UTILISATION
5.1 Giving of Requests
(a)	A Borrower may borrow a Loan by delivering to the Facility Agent a duly completed Request in accordance with the provisions of this Agreement.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request shall be three (3) Business Days prior to the proposed Utilisation Date.

(c)	Each Request is irrevocable.

(d)	Loans may be requested by a Borrower in euro, sterling or in any other currency that has been approved by the Facility Agent (acting on the instructions of the Majority Lenders).
5.2 Completion of Requests
(a)	A Request will not be regarded as having been duly completed unless:
(i)	it identifies the Borrower, which must be either a ShareCo or a PropCo;

(ii)	the Utilisation Date is a Business Day falling within the relevant Availability Period;

(iii)	the purpose of the Loan is specified;

(iv)	there is provided with the Request such additional information in relation to any Property or Building (including, without limitation, as to the Acquisition Documents, Lease Documents, rent roll and cash flow projections) as the Facility Agent may reasonably require;

(v)	the currency and amount of the Loan requested are specified and comply with clause 5.2(e) below;

(vi)	the payment instructions are specified; and

(vii)	in the case of multiple Borrowers, the proportion of the Loan per Borrower is specified.
(b)	In relation to any Loan, an Obligor may seek to make a Permitted Disclosure in relation to a representation and warranty contained in Clause 18 (Representations and warranties) or a covenant set out in Clause 20 (General Covenants) or in Clause 21 (Property Covenants) to the Facility Agent in the relevant Request. Any such request for a Permitted Disclosure shall not be deemed to be a waiver or consent to the matters set out therein unless and until the Facility Agent has delivered a written consent to such Permitted Disclosure to the relevant Obligor on or prior to the relevant Utilisation Date of that Loan.

(c)	Only one Loan may be requested in a Request unless otherwise agreed with the Facility Agent.

(d)	If the Facility Agent does not consider that any Request has been duly completed to its reasonable satisfaction, it shall promptly notify the relevant Borrower(s) and the AMB Agent.

(e)	The amount of the proposed Loan must be:
(i)	if the currency selected is in euros, a minimum of Euro 1,000,000 and in multiples of euro 10,000 or if less, the remaining Commitment available to be advanced under this Agreement; or

(ii)	if the currency selected is in sterling, a minimum of £750,000 and in integral multiples of £5,000 or if less, the remaining Commitment available to be advanced under this Agreement; or

(iii)	if the currency selected is an Eligible Currency other than sterling, the minimum amount (and, if required, integral multiple) specified by the Facility Agent (acting reasonably and consistent with the minimum and integral multiple thresholds for euros specified above) or, if less, the remaining Commitment available to be advanced under this Agreement; and

(iv)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

(v)	Lenders’ participation
(f)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(g)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(h)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.
5.3 Unavailability of a currency
(a)	Notwithstanding any other term in this Agreement if before 9.30 a.m. on any Rate Fixing Day the Facility Agent receives notice from a Lender that:
(i)	the Optional Currency requested is not readily available to it in the relevant interbank market in the amount and for the period required; or

(ii)	participating in a Loan the proposed Optional Currency will contravene any law or regulation applicable to it, the Facility Agent must give notice to the Borrower to that effect and in any event before 11.00 a.m. on that day. In this event:
(A)	that Lender must participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount); and

(B)	the participation of that Lender in the Loan and any other similarly affected Lender(s) will be treated as a separate Loan denominated in the Base Currency.
5.4 Reply to a Request
Following the giving of a Request, the Facility Agent shall deliver to AMB Agent a Reply substantially in the form of Schedule 9 (Reply to a Request).

5.5 Advance of Loan
(a)	Where possible, with a view to minimising any withholding tax on any Loan, each Loan will be lent by a Lender who:
(i)	is resident in the same country as the Borrower of the Loan;

(ii)	carries on a business in the same country as the Borrower of the Loan through a permanent establishment with which the payment is effectively connected;

(iii)	an Original Lender;

(iv)	is ING Real Estate Finance NV; or

(v)	is ING Bank NV.
(b)	The Facility Agent shall promptly notify the relevant Lender of the details of the requested Loan and the amount of the Loan.

(c)	If the conditions set out in this Agreement have been met (including, but not limited to Clause 6.1 (Property for a Loan), the relevant Lender shall make the Loan available to the Facility Agent for the relevant Borrower through its Facility Office on the relevant Utilisation Date.

(d)	Any amounts drawn shall be made available by transfer to the account(s) of the relevant Borrower as specified in the Request or as otherwise agreed between the relevant Lender and Borrower.
6. FACILITY
6.1 Property for a Loan
(a)	Each Loan shall be subject to the further condition precedent upon receipt of any Request that the Facility Agent is satisfied, acting reasonably, as to the location, type of construction, tenant quality and lease expiration of the relevant Property to be financed or refinanced by the proposed Loan.

(b)	If the Facility Agent is not so satisfied in accordance with Clause 6.1(a), the relevant Lenders shall not be under any obligation to advance a Loan to the relevant Borrower.
6.2 Request for multiple Borrowers
The AMB Agent (acting on the instruction of the relevant Borrowers) shall have the right to request that a Loan be borrowed by more than one Borrower in accordance with this Clause 6 (Facility).
6.3 Consent to multiple Borrowers
The Facility Agent shall only be obliged to consent to multiple Borrowers for a Loan in accordance with Clause 6.2 if the AMB Agent has obtained the Facility Agent’s written consent prior to the date of any Request for the relevant Loan. Such consent may not be unreasonably withheld or delayed by the Facility Agent and shall be subject to the condition that any Loan advanced to multiple Borrowers shall, when advanced, constitute a joint and several liability of each such Borrower for the whole Loan.
6.4 Failure to consent
If a Request is made by the AMB Agent for multiple Borrowers in accordance with Clause 6.2 and the Facility Agent’s written consent has not been obtained prior to the date of such Request in accordance with Clause 6.3, the relevant Request shall be without effect and the Facility Agent shall be under no obligation to make the relevant Loan.
7. REPAYMENT
(a)	A Borrower shall, subject to Clause 10(b), repay or prepay a Loan made to it in full on or before the Final Maturity Date.

(b)	Subject to the other terms of this Agreement, any amounts prepaid or repaid before the Final Maturity Date may be reborrowed provided that any reborrowed amount is repaid in full on or before the Final Maturity Date.
8. PREPAYMENT AND CANCELLATION
8.1 Mandatory prepayment — Illegality
(a)	A Lender shall notify the relevant Borrowers and the AMB Agent promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan. Any such notice shall identify the affected Loans.

(b)	After notification under Clause 8.1(a):
(i)	each affected Borrower shall repay or prepay the share of that Lender in each affected Loan made to it on the date specified in Clause 8.1(c); and

(ii)	the Commitment of that Lender shall be cancelled.
(c)	The date for repayment or prepayment in accordance with Clause 8.1(b) will be the last day of the current Interest Period for that affected Loan falling at least thirty (30) days after notification by the Lender under Clause 8.1(a) (or such longer period as agreed by the Facility Agent and that complies with the laws of the relevant jurisdiction) provided that the relevant Borrower and the AMB Agent shall use all reasonable endeavours to repay or prepay each affected Loan before such date if the relevant Lender so requests in the notification under Clause 8.1(a), which shall not be earlier than the last day of any applicable grace period allowed by law.
8.2 Prepayment – Tax and Increased Costs
(a)	If a Borrower is, or will be, required to pay to a Lender:
(i)	a Tax Payment; or

(ii)	an amount in respect of an Increased Cost,

that Borrower may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.
(b)	The date for repayment or prepayment in accordance with Clause 8.2(a) will be:
(i)	the last day of the current Interest Period for that Loan; or

(ii)	if that Borrower so elects and specifies in the notice to the Facility Agent, any day at least three (3) Business Days after the date of such notice.
(c)	After notification under Clause 8.2(a):
(i)	each Borrower shall repay or prepay the relevant Lender on an Interest Payment Date or as otherwise indicated in the notice (together with any Break Costs if the relevant payment is not made on an Interest Payment Date); and

(ii)	the Commitment of that Lender will be immediately cancelled.
8.3 Mandatory Prepayment following the occurrence of certain Trigger Events
(a)	If a Trigger Event (other than pursuant to Clause 22.2(a) (Non-Payment), Clause 22.5 (Cross-default), Clause 22.6 (Insolvency), Clause 22.7 (Insolvency Proceedings), Clause 22.8 (Enforcement of Security Interest), Clause 22.9 (Creditors Process), Clause 22.10 (Cessation of Business) and Clause 22.11 (Enforceability and Repudiation)) in respect of, or otherwise relating to an Obligor occurs in relation to that Obligor and the Facility Agent delivers a notice under Clause 22.18 (Trigger Events and Mandatory Prepayment) to that Obligor specifying that a mandatory prepayment must be made, such Obligor shall prepay each Loan made to it to which such Trigger Event relates and which is specified in such notice, within thirty (30) Business Days of the date of receipt by it of such notice from the Facility Agent.

(b)	For the avoidance of doubt, the Commitment of any Lender under the Facility shall not be reduced or cancelled by any repayment or prepayment made pursuant to Clause 8.3(a).
8.4 Voluntary prepayment
(a)	Subject to Clause 8.4(b), a Borrower may, by giving not less than five (5) Business Days’ prior notice to the Facility Agent, prepay any Loan in whole or in part, at any time.

(b)	No prior notice shall be required of a prepayment:
(i)	mandatorily required to be prepaid by the relevant Borrower under any provision of the Finance Documents (including, without limitation, Clause 8.1 (Mandatory prepayment – Illegality); or

(ii)	made in the circumstances described in Clause 8.2 (Prepayments – Tax and Increased Costs) or Clause 8.4(d)(ii) (Voluntary prepayment) or any prepayment made to cure a breach of the financial covenants set out in Schedule 6 (Financial Covenants).
(c)	A prepayment of part of a Loan shall be in a minimum amount of €1,000,000 (or its equivalent in an Optional Currency) and in integral multiples of €10,000 (or its equivalent in an Optional Currency), except where a prepayment is for the remaining outstanding aggregate amount of the Loan or where it is being made in accordance with (or in the circumstances contemplated by) Clause 8.1 (Mandatory prepayment – Illegality), Clause 8.2 (Prepayment – Tax and Increased Costs), Clause 8.4(b)(ii) (Voluntary Prepayment), Clause 8.4(d) (Voluntary Prepayment) or to cure a breach of the financial covenants set out in Schedule 6 (Financial Covenants), in which case no such minimum amounts apply.
(d)	For the avoidance of doubt, no prepayment fees shall be payable in respect of any prepayment made under the Finance Documents.

(e)	Any prepayment made pursuant to Clause 8.4(a) shall be subject to Clause 27.3 (Break Costs) and Clause 15 (Mitigation).
8.5 Automatic cancellation
The Commitment of each Lender under the Facility will be automatically cancelled in full at the close of business on the last day of the Availability Period.
8.6 Miscellaneous provisions
(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and shall specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent shall notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement shall be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment or cancellation under this Agreement except for any Break Costs.

(c)	The Majority Lenders (or, in the case of a Loan advanced by a sole Lender, that Lender) may agree a shorter notice period for a voluntary prepayment.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

(f)	No amount of a Loan prepaid under this Agreement may subsequently be re-borrowed provided that any such prepayment shall not thereby reduce the Total Commitments.
9. INTEREST
9.1 Calculation of interest
The rate of interest on a Loan for each Interest Period is the percentage rate per annum which is the aggregate of:
(a)	Margin;

(b)	EURIBOR as calculated at or about 11.00 a.m. (Central European Time) on the Rate Fixing Day (or, as the case may be, LIBOR as calculated at or about 11.00 a.m. (London time) on the Rate Fixing Day); and

(c)	Mandatory Costs (if any).

9.2 Payment of interest
Except where it is provided to the contrary in this Agreement, each Borrower shall pay accrued interest on each Loan made to it on each of the Interest Payment Dates applicable to that Loan.
9.3 Interest on overdue amounts
(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it shall immediately on receipt of written demand from the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be two per cent. per annum above the higher of:
(i)	the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably); and

(ii)	the rate which expresses (as a percentage rate per annum) the cost to the Lenders of funding the overdue amount from whatever source it may reasonably select plus the Margin, plus the Mandatory Cost (if any).
(c)	Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(d)	Notwithstanding Clause 9.3(b), if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Interest Period, then:
(i)	the first Interest Period for that overdue amount will be the unexpired portion of that Interest Period; and

(ii)	the rate of interest on the overdue amount for that first Interest Period will be one per cent. per annum above the rate then payable on that Loan.
(e)	After the expiry of the first Interest Period for that overdue amount, the rate on the overdue amount will be calculated in accordance with Clause 9.3(b).

(f)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each Interest Period but will remain immediately due and payable.

(g)	Notwithstanding this Clause 9 (Interest), the amount of interest payable in respect of any Loans (including, without limitation, Italian Loans) shall be limited to the extent required under the laws of the applicable jurisdiction.

9.4 Notification of rates of interest
The Facility Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.
10. INTEREST PERIODS
10.1 Interest Periods
(a)	Each Interest Period for a Loan will start on its Utilisation Date or on the expiry of its preceding Interest Period and end on the next Interest Payment Date.

(b)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

(c)	Each Loan shall have successive Interest Periods of one, two or three months as selected by the Borrower and specified in the related Request (or as otherwise agreed between the Facility Agent and the AMB Agent (or the relevant Borrower including, without limitation, so as to ensure that Interest Periods end not less than five (5) Business Days after the end of each financial quarter or on the Final Maturity Date)).
11. MARKET DISRUPTION
11.1 Failure of a Reference Bank to supply a rate
If the applicable IBOR is to be calculated by reference to the Reference Institutions but a Reference Bank does not supply a rate by 2.00 p.m. (Central European Time) on a Rate Fixing Day, the applicable IBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Institutions.
11.2 Market disruption
(a)	In this Clause, each of the following events is a market disruption event:
(i)	if less than two Reference Institutions supply a rate by 2.00 p.m. (Central European Time) on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from the Majority Lenders (or the Lender in the case of a Loan advanced by a sole Lender) that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of the applicable IBOR for the relevant Interest Period.
(b)	The Facility Agent shall promptly notify the relevant Borrowers and the relevant Lenders of a market disruption event.

(c)	After notification under Clause 11.2(b), the rate of interest on each Lender’s share in the relevant Loan for the relevant Interest Period will be aggregate of the applicable:
(i)	Margin;

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in the Loan from whatever source it may reasonably select; and
(iii)	any Mandatory Costs, if any, applicable to that Lender’s participation in the Loan.
11.3 Alternative basis of interest or funding
(a)	If a market disruption event occurs and the Facility Agent or the AMB Agent so require, the AMB Agent and the Facility Agent shall enter into negotiations for a period of not more than thirty (30) days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders and the AMB Agent, binding on all the Parties.
12. TAXES
12.1 Tax gross-up
(a)	Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If:
(i)	a Lender is not, or ceases to be, a Qualifying Lender; or

(ii)	an Obligor or a Lender is aware that an Obligor shall be required to make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it shall promptly notify the Facility Agent. The Facility Agent shall then promptly notify the affected Parties.
(c)	Except as provided below, if a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from that Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment under Clause 12.1(c) for a Tax Deduction in respect of a payment to a Lender that is not, or has ceased to be, a Qualifying Lender in excess of the amount that such Obligor would have had to pay had the Lender been, or not ceased to be, a Qualifying Lender.

(e)	Clause 12.1(d) will not apply if the Lender has ceased to be a Qualifying Lender by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority.

(f)	An Obligor is not required to make an increased payment to a Lender under Clause 12.1(c) for a Tax Deduction in respect of tax imposed by relevant tax authorities if, and to the extent that, that Lender is a Treaty Lender and the Obligor is able to demonstrate that the Tax Deduction would not have been required, or would have been reduced, if the Lender had complied with its obligations under Clause
12.1(i).

(g)	If an Obligor is required to make a Tax Deduction, it shall make the minimum Tax Deduction allowed by law and shall make any payment required in connection with that Tax Deduction within the time allowed by law and in the amount required by law.

(h)	Within thirty (30) days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(i)	A Treaty Lender and each Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate by using their respective reasonable endeavours to complete any procedural formalities necessary for the Obligors to obtain authorisation to make that payment without a Tax Deduction.

(j)	Clause 12.1 (Tax gross-up) may be disapplied in respect of a Tax Payment by the operation of Clause 30.5 (Costs resulting from a change of Lender or Facility Office).
12.2 Tax indemnity
(a)	Except as provided below, each Obligor shall indemnify a Finance Party against any loss, liability or cost which that Finance Party determines that it has suffered or will suffer (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable from that Obligor under a Finance Document.

(b)	Clause 12.2(a) does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:
(i)	that Finance Party is treated as subject to unlimited tax liability;

(ii)	that Finance Party’s Facility Office or permanent establishment to which amounts received or receivable are attributable, is located or that Finance Party is otherwise subject to non-resident tax liability in respect of amounts received or receivable in that jurisdiction; or

(iii)	under the laws of the jurisdiction in which the Finance Party, by virtue of a Security Interest granted to it, is subject to non-resident taxation, if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.
(c)	Clause 15.2(a) does not apply to the extent a loss, liability or cost:
(i)	is compensated for by an increased payment under Clause 12.1 (Tax gross-up); or

(ii)	would have been compensated for by an increased payment under Clause 15.1 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 12.1(d) or Clause 12.1(f) applied.

(d)	Clause 12.2(a) may be disapplied in respect of a Tax Payment by the operation of Clause 30.5 (Costs resulting from a change of Lender or Facility Office).
(e)	A Finance Party making, or intending to make, a claim under Clause 12.2(a) shall promptly notify the Borrowers of the event which will give, or has given, rise to the claim.
12.3 Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party reasonably establishes that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and
(b) it has used and retained that Tax Credit,
the Finance Party shall pay an amount to that Obligor which that Finance Party reasonably establishes that such payment will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.
12.4 Miscellaneous taxes
Each Obligor shall pay and indemnify each Finance Party against any cost, loss or liability that a Finance Party incurs in relation to stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for:
(a)	any such Tax payable in connection with the entry into a Transfer Certificate; and

(b)	to the extent that any such Tax is payable as a result of any securitisation or other similar transaction involving any part of the rights of any Lender under this Agreement.
12.5 Value added taxes
(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply.
(b)	If VAT is chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly claim the full amount of any credit or repayment to which it is entitled in respect of such VAT and pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.
(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that it is not entitled to repayment from the relevant tax authority in respect of the VAT.

12.6 No legal or tax advice provided by Finance Parties
No Finance Party is providing any legal and/or tax advice to any other Party with respect to this Agreement. It is the responsibility of each Obligor to consult its own legal and tax advisers.
13. ADDITIONAL DOCUMENTATION
13.1 France
(a)	Each Obligor whose law of incorporation is the law of France, shall execute by no later than the Utilisation Date of each Loan advanced to it, the Short Form Agreement (or a document in substantially the same form) of this Agreement provided it is necessary to lodge with the relevant authorities a form of this Agreement in order to:
(i)	fulfil its obligations pursuant to this Agreement; or

(ii)	for any other reason as agreed between the AMB Agent and the Facility Agent.
(b)	For the purposes of Articles L.313 1 et seq. and R.313 1 and R.313 2 of the French Consumer Code applicable to lending to French Borrowers, the Parties acknowledge that by virtue of certain characteristics of the Facility (and in particular the variable interest rate applicable to Loans) the taux effectif global cannot be calculated at the date of this Agreement. However, each French Borrower acknowledges having received from the Facility Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in such letter, substantially in the form of Schedule 7 (Form of TEG Letter). The Parties acknowledge that that letter forms part of this Agreement.
13.2 Italy
(a)	Each Obligor whose law of incorporation is the law of Italy, shall execute in Italy, by no later than the Utilisation Date of each Loan advanced to it, a Short Form Agreement if it is necessary to lodge with the relevant authorities a form of this Agreement in order to:
(i)	fulfil its obligations pursuant to this Agreement;

(ii)	benefit from a favourable tax regime including, but not limited to, the Sostitutiva Regime; or

(iii)	for any other reason as agreed between the AMB Agent and the Facility Agent.
(b)	The AMB Agent and the Facility Agent (as the case may be) shall ensure that each Short Form Agreement that is executed in accordance with this Clause 13.2 complies with the following, unless otherwise agreed between the AMB Agent and the Facility Agent:
(i)	the Lender of the Short Form Agreement is:
(A)	a Qualifying Lender of Italy;

(B)	a branch of a non-Italian bank that is authorised by a Qualifying Lender; or

(C)	a Qualifying Lender of a Treaty State;

(ii)	the Short Form Agreement is properly executed in Italy in accordance with the laws of Italy; and

(iii)	the Short Form Agreement complies with all other applicable laws.
13.3 Spain
Each Obligor whose law of incorporation is the law of Spain, shall execute by no later than the Utilisation Date of each Loan advanced to it, a Short Form Agreement if it is necessary to lodge with the relevant authorities a form of this Agreement in order to:
(a)	fulfil its obligations pursuant to this Agreement; or

(b)	for any other reason as agreed between the AMB Agent and the Facility Agent.
14. INCREASED COSTS
14.1 Increased Costs
Except as provided in Clause 14.2 (Exceptions), each Obligor shall pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of any change, after the date of this Agreement, to any law, regulation, provision or directive including, but not limited to:
(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; and

(b)	compliance with any law or regulation made after the date of this Agreement, that entails an increase in the cost to the Lender of complying with its obligations under this Agreement.
14.2 Exceptions
No Obligor need make any payment for an Increased Cost to the extent that the Increased Cost is:
(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation;

(c)	an amount in respect of Tax or a loss or liability in respect of Tax; or

(d)	attributable to the introduction, implementation or transformation of what is stipulated in the paper “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

14.3 Claims
(a)	A Finance Party intending to make a claim for an Increased Cost shall notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Borrowers.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount and providing calculations in reasonable detail of its Increased Cost.
15. MITIGATION
15.1 Mitigation
(a)	Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:
(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	any Break Costs;

(iii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality,

including (but not required to) transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.
(b)	Clause 15.1(a) does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)	The relevant Obligors requesting that any such mitigation steps be taken shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Clause.

(d)	A Finance Party is not obliged to take any step under this Clause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
15.2 Conduct of business by a Finance Party
No term of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

16. PAYMENTS
16.1 Place
Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents shall be made to the Facility Agent to its account at such office or bank in the principal financial centre of a Participating Member State (as it may notify to that Party and for this purpose by not less than five (5) Business Days’ prior notice).
16.2 Funds
Payments under the Finance Documents to the Facility Agent shall be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.
16.3 Distribution
(a)	Each payment received by the Facility Agent under the Finance Documents for another Party shall, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in the principal financial centre of a Participating Member State (as it may notify to the Facility Agent and for this purpose by not less than five (5) Business Days’ prior notice).

(b)	The Facility Agent may (with the consent of the relevant Obligor or otherwise in accordance with Clause 33 (Set Off) apply any amount received by it for an Obligor in or towards payment, on the date and in the currency and funds of receipt of any amount due from that Obligor under the Finance Documents.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. The Facility Agent shall establish actual receipt of payment as soon as is reasonably practicable and in the case of a payment owed to a Lender, (unless it is entitled to do otherwise) make the payment to the relevant Lender within two (2) Business Days if receipt is established. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party shall immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.
16.4 Currency
(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Interest is payable in the currency in which the relevant principal amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated is specified in the Request.

(d)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in euro.
16.5 No set-off or counterclaim
All payments made by an Obligor under the Finance Documents shall be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.
16.6 Business Days
(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day in that calendar month (if there is not) or whatever day the Facility Agent determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.
16.7 Partial payments
(a)	If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Facility Agent shall, if so directed by all the Lenders participating in a particular Loan, vary the order set out in Clauses 16.7(a)(ii) to (iv).

(c)	This Clause will override any appropriation made by an Obligor.
16.8 Timing of payments
If a Finance Document does not provide for when a particular payment is due, that payment will be due within five (5) Business Days of demand by the relevant Finance Party.

17. RECOURSE
17.1 Recourse
Each Loan shall be a full recourse obligation of the relevant Borrower and shall have the benefit of the Loan Guarantee.
17.2 Recourse — Generally
A Lender which is a Lender of the Facility will in the case of an enforcement of its rights under the Facility, have recourse pursuant to Clause 17.1 (Recourse — Facility) only.
17.3 Limitation on Recourse on Fund Obligors
The Finance Parties hereby acknowledge and agree that they shall not have any recourse to the constituent partners, shareholders, members or trustees of any Fund Obligor (nor to their respective officers, directors, partners, shareholders, members or trustees) except that the Loan Guarantor (but not its constituent partners, shareholders, members or trustees nor their respective officers, directors, partners, shareholders, members or trustees) shall be liable in respect of the Loan Guarantee.
18. REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS
18.1 Representations and warranties
The representations and warranties set out in this Clause 18 (Representations and warranties of the Obligors) are made by each Obligor (unless otherwise specified) in respect of itself only to each Finance Party except that:
(a)	the Loan Guarantor shall only make the representations and warranties in respect of itself set out in Clause 18.2 (Status) to Clause 18.11 (Information) inclusive to the extent applicable to it provided that the Loan Guarantor shall not make the representations and warranties set out in Clause 18.11 (a) and (b);

(b)	each Borrower shall only make the representations and warranties in respect of itself set out in Clause 18.2 (Status) to Clause 18.11 (Information) inclusive;

(c)	any representation and warranty made by an Additional Obligor will be made subject to any Permitted Disclosure; and
(d)  Clause 18.15 (Times for making representations and warranties) shall apply.
18.2 Status
(a)	It is duly incorporated or established and validly existing under the laws of its country of incorporation or establishment.

(b)	It is authorised to carry on its business as it is currently being conducted.

18.3 Powers and authority
It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance by it of the Finance Documents to which it is or will be a party and the transactions undertaken by it contemplated by those Finance Documents.
18.4 Legal validity
Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, binding, valid and enforceable obligations.
18.5 Non-conflict
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not conflict with:
(a)	its constitutional documents; or

(b)	any applicable law or regulation or any document which is binding upon it or any of its assets to an extent or in a manner which would constitute a breach of its contractual or legal obligations in a manner which, in any case, is reasonably likely to have a Material Adverse Effect.
18.6 No default
(a)	No Event of Default is outstanding in relation to it, or is reasonably likely to result from the entry into by it, or the performance by it, of any transaction undertaken by it or contemplated by it pursuant to, any Finance Document to which it is a party that has not been remedied or waived.

(b)	No other event is outstanding which constitutes an Event of Default under any law that is binding on it or any of its assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.
18.7 Authorisations
All material authorisations required by it in connection with the entry into, validity and enforceability of, and the transactions contemplated by, the Transaction Documents to which it is a party, and without which there is reasonably likely to be a Material Adverse Effect, have been obtained or effected (as appropriate) and are in full force and effect or, in each case, will be when required.
18.8 Financial statements
Its financial statements most recently delivered to the Finance Parties (or, if not yet available, any other sufficient current financial information provided to the Finance Parties) have, to the best of its knowledge:
(a)	been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation or establishment, consistently applied; and

(b)	(read together with any notes to those financial statements) fairly represent its financial and earnings position (consolidated if applicable) as at the date to which they were drawn up.

18.9 Litigation
No litigation, arbitration or administrative proceedings are current or pending in relation to it which, in either case, have or, if adversely determined, is reasonably likely to have a Material Adverse Effect.
18.10 Insolvency Proceedings
No insolvency or similar proceedings of the type specified in Clause 22.7 (Insolvency proceedings) have been instituted against it, and to the best of its knowledge no such proceedings are threatened or pending against it (other than proceedings which are frivolous and are dismissed, stayed or discharged within twenty-one (21) days of commencement).
18.11 Information
(a)	(x) All written information prepared by it and delivered to any Finance Party in connection with the Transaction Documents and (y) other than where any third party has provided a Reliance Letter, to the best of its knowledge and belief all written information supplied by it or on its behalf in:
(i)	a Request;

(ii)	any report provided by a Valuer which forms the basis of a Valuation;

(iii)	any environmental assessment report in respect of a Property;

(iv)	any structural or physical report in respect of a Property;

(v)	any Lease Document in respect of a Property;

(vi)	any rent roll spreadsheet in respect of a Property;

(vii)	any Acquisition Document;

(viii)	any Property description; and/or

(ix)	any communication or document listing the parties to the Deed of Subordination,

is true and accurate as at its date or (if appropriate) as at the date (if any) at which it is stated to be given provided that any untruthfulness, inaccuracy or incompleteness of such information shall not result in a breach of this representation and warranty if it is not reasonably likely to have a Material Adverse Effect.
(b)	All written information supplied by it (or on its behalf) in relation to any cash flow projections is based on reasonable assumptions as at its date or (if appropriate) as at the date (if any) at which it is stated to be given provided that any unreasonable assumptions upon which such information is based shall not result in a breach of this representation and warranty if it is not reasonably likely to have a Material Adverse Effect.

(c)	It is not aware of any material information in relation to the Transaction Documents entered into by it which, if disclosed to the Finance Parties, would be reasonably likely to have a Material Adverse Effect.

18.12 Acquisition Document claims
No material warranty claims are outstanding or have been made under an Acquisition Document to which it is a party which are reasonably likely to have a Material Adverse Effect.
18.13 Group Structure Chart
The Group Structure Chart provided to the Facility Agent as at the date of this Agreement shows the correct corporate relationship of the Original Obligors.
18.14 Taxes
The Taxes payable by the Obligors in relation to the Properties have been paid at their due date (unless they are being contested in good faith) including, but not limited to, Taxes payable pursuant to the Lease Documents, and no claim that is reasonably likely to have a Material Adverse Effect has been made by the tax authorities against any of the Obligors in relation to the Properties.
18.15 Times for making representations and warranties
(a)	The representations and warranties set out in this Clause 18 are made by each Original Obligor on the date of this Agreement and by each Additional Obligor on the date that it accedes to this Agreement pursuant to Clause 30 (Changes to the Parties).

(b)	The following representations and warranties are each deemed to be given, subject to any Permitted Disclosures, by each relevant Obligor in respect of itself on the date of each Request for a Loan, on each Utilisation Date of each Loan in respect of which it is an Obligor in accordance with the terms of this Agreement, Clause 18.2 (Status) to Clause 18.9 (Litigation) (inclusive), Clause 18.11 (Information) and Clause 18.12 (Acquisition Document claims). For this purpose, “relevant Obligor” means in the case of a Loan, the Loan Guarantor and the Borrower which has requested that Loan.

(c)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.
19. INFORMATION COVENANTS
19.1 General
Each Obligor agrees to be bound by the covenants set out in this Clause 19 (Information Covenants) that are stated to be applicable to it relating to itself only and shall not be responsible for the covenants hereunder made by any other number of the Logistics Fund Group.
19.2 Financial statements
(a)	The AMB Agent shall supply to the Facility Agent in sufficient copies for all the Lenders:
(i)	semi-annual unaudited financial statements of the Logistics Fund for each financial half year within sixty five (65) days of the end of each such financial half year prepared in accordance with generally accepted and consistently applied accounting principles;

(ii)	annual audited financial statements of the Logistics Fund for each of its financial years, within one hundred and twenty (120) days of the end of each such financial year prepared in accordance with generally accepted and consistently applied accounting principles;

(iii)	within ninety (90) days after the end of each financial half year and subject to the receipt of a written request from the Facility Agent received by it no later than ten (10) days after the end of that financial half year, the annual operating budget of the Logistics Fund in relation to the Properties and Buildings; and

(iv)	as soon as possible after execution and to the extent not already supplied under the terms of this Agreement (including without, limitation under Clause 4 (Conditions Precedent)), on request from the Facility Agent, all Lease Documents to which each PropCo is a party including, but not limited to, rent rolls, budgets, title maintenance certificates and any other information reasonably requested by the Facility Agent to the reasonable satisfaction of the Facility Agent.
19.3 Form of financial statements
(a)	Each Obligor shall ensure that each set of financial statements supplied by it under this Agreement gives (if audited) a true and fair view of (or, where relevant accounting standards require, presents fairly), or (if unaudited) fairly represents, its financial condition (consolidated or otherwise) as at the date to which those financial statements were drawn up.

(b)	Each Obligor shall not without prior consent of the Facility Agent make any material changes to the accounting rules used for the preparation of its financial statements which is likely to affect the understanding of the Lender of such financial statements and its appreciation of the change in the financial position of that Obligor and any entities which may be concerned by such documents, unless it is required by the applicable generally accepted accounting principles.

(c)	Each Obligor shall supply to the Facility Agent:
(i)	a full description of any prospective change which requires consent under Clause 19.3(b); and

(ii)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated (if appropriate) financial statements supplied to the Facility Agent under this Agreement.
19.4 Notification of Default
Unless the Facility Agent has already been so notified by another Obligor, each Obligor shall notify the Facility Agent without delay if any Event of Default has occurred in relation to it and of any facts and circumstances which have a Material Adverse Effect in relation to it.
19.5 Know your customer requirements
(a)	Each Obligor shall promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a

Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.
(b)	Unless otherwise requested in accordance with Clause 19.5(a), each Obligor shall have compiled with this Clause 19.5 (Know your customer requirements) if it has provided to the Facility Agent sufficient evidence of the identification and capacity of the Logistics Fund.

(c)	Each Lender shall promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all applicable know your customer requirements.
19.6 Group Structure Chart
(a)	Within fifteen (15) days of any written request from the Facility Agent, the AMB Agent shall deliver to the Facility Agent an up-to-date Group Structure Chart.

(b)	If the Group Structure Chart provided to the Facility Agent is not correct, the AMB Agent shall be obliged to amend the Group Structure Chart within such time period as is agreed with the Facility Agent so that it correctly shows the corporate relationship of the Obligors. Delivery of an incorrect or incomplete Group Structure Chart shall not constitute or be deemed to constitute a breach of this Clause 19.6 (Group Structure Chart).
19.7 Compliance Certificate
(a)	Except as provided in Clause 19.7(b), the AMB Agent shall supply to the Facility Agent:
(i)	within one hundred and twenty (120) days after the end of each of its financial years with respect to those financial covenants set out in Schedule 6 (Financial Covenants) that are tested with respect to Accounting Periods of 12 months or Accounting Periods of six months ending on 31 December; and

(ii)	within 90 days of the end of each financial half year ending on 30 June with respect to those financial covenants set out in Schedule 6 (Financial Covenants) that are tested with respect to Accounting Periods of six months, ending on such date, a certificate in the form of the relevant part of Schedule 6 (Form of Compliance Certificates) confirming compliance with the relevant financial covenants set out in Schedule 6 (Financial Covenants) that are tested as at the end of the applicable financial year or, as the case may be, financial half year.
(b)	If a Compliance Certificate is not provided within the relevant periods specified in Clause 19.7(a), the Facility Agent shall request, in writing, that the AMB Agent supply such Compliance Certificate and the AMB Agent shall be obliged to supply the Facility Agent with such Compliance Certificate. Failure to supply such a Compliance Certificate shall not constitute a Trigger Event unless the Facility Agent has sent the AMB Agent a request under this Clause and the AMB Agent has not complied with this request within ten (10) Business Days following its receipt.
19.8 Valuations
(a)	The Facility Agent may request, at the cost of the relevant Borrower, a Valuation of the Properties at any time when an Event of Default is outstanding provided that the costs will be reasonable and the Facility Agent will use all reasonable efforts to pre-agree these with the AMB Agent.

(b)	The Borrowers shall supply to the Facility Agent a copy of any Valuation of any Property they obtain, promptly upon obtaining it.

(c)	Any Valuation other than of a type referred to in Clause 19.8(a) will be at the cost of the Lenders.
20. GENERAL COVENANTS
20.1 General
Each Obligor agrees to be bound by the covenants set out in this Clause 20 (General Covenants) that are stated to be applicable to it relating to itself only and shall not be responsible for the covenants hereunder made by any other member of the Logistics Fund Group but as otherwise qualified by any Permitted Disclosure.
20.2 Authorisations
It shall comply with the terms of any authorisation required under any law or regulation to:
(a)	enable it to perform its obligations under, or for the validity or enforceability or admissibility in evidence of, any Finance Document to which it is party;

(b)	enable it to perform its material obligations under, or for the validity or enforceability or admissibility in evidence of, any Transaction Document (other than the Finance Documents) to which it is a party; or

(c)	own its assets and carry on its business as it is being conducted where the failure to so obtain, maintain or comply has or would be reasonably likely to have a Material Adverse Effect.
20.3 Pari passu ranking
Each Obligor shall ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.
20.4 Negative pledge
(a)	No Borrower may create or allow to subsist any Security Interest on any Property financed by a Loan for so long as such Loan is outstanding, other than as permitted under Clause 20.4(b).

(b)	Clause 20.4(a) shall not apply to:
(i)	any Security Interest securing loans subordinated to the Loans on terms satisfactory to the Facility Agent (acting reasonably);

(ii)	any Security Interest constituted by the Finance Documents;

(iii)	any lien arising by operation of law;

(iv)	any Security Interest comprising a netting or set-off arrangement entered into by the relevant Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of that Obligor (and not any other person);

(v)	any Security Interest created under the general business conditions of a bank where an account is held;

(vi)	in relation to a German Property, any German Permitted Encumbrance or any real covenant (Reallast) in respect of a Heritable Building Right which has been notified to the Facility Agent on or before the Closing Date in respect of that German Property;

(vii)	any Security Interest arising in relation to the supply of goods by way of retention of title, hire purchase or conditional sale arrangements by the supplier of those goods in the ordinary course of business;

(viii)	any Security Interest over any plant and machinery purchased pursuant to a finance lease agreement where the entire costs of such purchase is recoverable from the relevant tenants by way of service charge under a Lease Document;

(ix)	any Security Interest held by any ground lessors under the headlease under which title to any Property is held;

(x)	any Security Interest arising from the issuing or depositing of a 403-statement by a Dutch Obligor;

(xi)	any mortgage taken over Intra-Group Loans for which is not registered as a Security Interest against any Property, or, such a mortgage registered as security, where such registration only occurs after the approval of the Facility Agent has been given (such approval not to be unreasonably withheld); or

(xii)	any other Security Interest to which the Facility Agent has given its prior written consent.
20.5 Disposals
(a)	Except as provided in this Agreement including, but not limited to, Clause 24 (Substitution), no PropCo or ShareCo which has an outstanding Loan may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of (x) in the case of a PropCo, the Property financed by that Loan, or (y) in the case of a ShareCo, Shares in the PropCo financed by that Loan.

(b)	Clause 20.5(a) does not apply to any disposal:
(i)	of a Property or Shares in accordance with Clauses 20.5(c) or (d);

(ii)	of Shares in a PropCo if made to another Obligor as part of any solvent reorganisation of the Logistics Fund Group (including a statutory merger of members of the Logistics Fund Group) and where following such solvent reorganisation (or statutory merger) in the reasonable opinion of the Facility Agent, the security position of the Finance Parties is not materially prejudiced thereby and there is otherwise no Material Adverse Effect;

(iii)	involving the replacement of moveable plant and machinery and fixtures and fittings in accordance with good property management practices;

(iv)	relating to a substitution of property in accordance with Clause 24.1 (Substitution of Property);

(v)	involving a substitution of the relevant Obligor’s obligations (which may include, without limitation, the transfer of a related Property from one member of the Logistics Fund Group to another member of the Logistics Fund Group) in accordance with Clause 24.2 (Substitution of an Obligor); or

(vi)	otherwise made with the prior written consent of the Facility Agent.
(c)	A PropCo may dispose of its Property (or the relevant ShareCo may dispose of its Shares in a PropCo) to a third party if ten (10) Business Days prior written notice is provided to the Facility Agent by such PropCo (or by such ShareCo) and:
(i)	no Default is outstanding or would result from that disposal;

(ii)	the Net Disposal Proceeds are immediately:
(A)	used to repay the related Loan (including all interest and incidental costs) in full; or

(B)	deposited in the Disposal Proceeds Account to be used to pay the purchase price of a new Property within ninety (90) days of the disposal and provided that the provisions of Clause 24.1(b) (Substitution of Property) shall apply in respect of any new Property. If such payment or repayment is not made within ninety (90) days, the proceeds of the disposal shall be immediately used to repay the related Loan in accordance with Clause 20.5(c)(ii)(A), provided that if the disposal is required as a Cure Act (as defined in Schedule 6 (Financial Covenants)) to cure a potential breach of a financial covenant contained in Schedule 6 (Financial Covenants) and does not have a Material Adverse Effect, Clause 20.5(c)(ii)(B) shall not be available to the relevant Borrower.
(d)	In addition to the ability of a Borrower to substitute a Property and/or Shares in accordance with Clause 24 (Substitution), a PropCo may make a Permitted Partial Disposal of a Property owned by it only if:
(i)	ten (10) Business Days prior written notice is provided to the Facility Agent by the Borrower; and

(ii)	the prior written consent of the Facility Agent is received (acting reasonably) and, for these purposes, the Facility Agent agrees that it shall enter into good faith discussions with the AMB Agent and any relevant Borrower with a view to reaching agreement as to the terms of any such partial disposal so that the Facility Agent’s consent can be granted.

20.6 Financial Indebtedness
(a)	Except as provided below, no PropCo may incur or permit to be outstanding any Financial Indebtedness secured in respect of the Property owned by it.

(b)	Clause 20.6(a) does not apply to:
(i)	any Financial Indebtedness incurred under the Finance Documents, or in order to refinance the relevant Loan in full;

(ii)	any Intra-Group Loans; and

(iii)	any Financial Indebtedness under any headlease or Lease Document.
20.7 Logistics Fund
(a)	The Logistics Fund undertakes to procure that the Loan Guarantor will (directly or indirectly) own at least 15 per cent. of the issued share capital or (as applicable) units of the Logistics Fund until such time as the Loan Guarantor is permitted to reduce its holding in the Logistics Fund to 10 per cent. under the Logistics Fund operating agreement.

(b)	From the date that the Loan Guarantor is permitted to reduce its holding in the Logistics Fund to 10 per cent. under the Logistics Fund operating agreement, the Logistics Fund undertakes to procure that the Loan Guarantor will (directly or indirectly) own, either directly or indirectly, at least 10 per cent. or more of the issued share capital or (as applicable) units of the Logistics Fund.
20.8 Change of business and structure
Unless otherwise agreed by the Facility Agent, no PropCo in relation to the Shares of which the Finance Parties have a Security Interest may carry on any other business other than related to the acquisition, holding, leasing and where applicable, extension of the Properties and the Buildings or owning subsidiaries that carry on such business or, in any such case, matters ancillary to any of them.
20.9 Control and Change of Control
(a)	An Obligor may effect any transfer of beneficial interest in an Obligor (other than the Loan Guarantor) as part of any solvent reorganisation of the Logistics Fund Group provided that:
(i)	such Obligor remains a member of the Logistics Fund Group;

(ii)	such change will not trigger or result in the security position of the Finance Parties being materially prejudiced;

(iii)	such change will not trigger or result in a Material Adverse Effect; and

(iv)	such change does not result in the Loan Guarantor ceasing:
(A)	to own (directly or indirectly through one or more Affiliates) at least 15 per cent. (or, if the circumstances in clause 20.7(b) (Logistics Fund) apply, at least 10 per cent.) of the voting capital or similar right of ownership; and

(B)	to have, either directly or indirectly, the power to direct the management and the policies of that Obligor or the Obligor’s underlying assets.
(b)	The restrictions in this Clause 20.9 do not apply to:
(i)	the Logistics Fund, in which respect, Clause 20.7 (Logistics Fund) shall apply; or

(ii)	transfers of any limited partnership interest in the Loan Guarantor which may take place without restriction.

(iii)	For the avoidance of doubt, this Clause 20.9 does not preclude a merger of a PropCo or ShareCo with one or more PropCo or ShareCo subject to the same Borrower’s Tax Jurisdiction in order to comply with Clause 1.3 (Corporate benefit restrictions).
20.10 Business Activity
Each Obligor will promptly enforce all rights remedies and guarantees of which it has the benefit under any applicable law, agreement or otherwise where the failure to do so is reasonably likely to have a Material Adverse Effect
20.11 Taxes
(a)	Each Obligor shall pay all Taxes due and payable by it in relation to each Property which it owns on or prior to their due date (unless they are being contested in good faith).
(b)	Each Obligor shall comply with all Tax filings and notices issued in relation to each Property which it owns within the statutory period and in compliance with applicable regulations where failure to do so is reasonably likely to have a Material Adverse Effect.
(c)	Each Obligor shall inform the Lender of any pending claim made by the tax authorities against it in relation to each Property which it owns that is reasonably likely to have a Material Adverse Effect.
20.12 Financial covenants
Each Obligor shall, where relevant to it, comply with the requirements of Schedule 6 (Financial Covenants).
20.13 Syndication
(a)	Each Obligor shall use its reasonable endeavours to:
(i)	assist the Facility Agent with any steps a Finance Party may reasonably wish to take to achieve a successful syndication or similar transaction involving any part of the rights of any Lender under this Agreement; and

(ii)	supply the Facility Agent with all information which a Finance Party may reasonably require for the purpose of preparing any necessary documentation (including, without limitation a syndication information memorandum) in respect of, or which are otherwise reasonably required by, any Finance Party in connection with, that syndication or similar transaction involving any part of the rights of any Lender under this Agreement.

(b)	An Obligor will not be obliged to take any steps under Clause 20.13(a) in respect of a syndication or similar transaction if it would incur third party costs or expenses, unless the Facility Agent confirms that it will pay to that Obligor the amount of those costs and expenses.
20.14 Notification of a Fund Material Adverse Effect or an Obligor Material Adverse Effect
The AMB Agent shall notify the Facility Agent of either:
(a)	a Fund Material Adverse Effect; or

(b)	an Obligor Material Adverse Effect,
within two (2) Business Days of it becoming aware of the occurrence of any Fund Material Adverse Effect or the Obligor Material Adverse Effect (as the case may be).
21. PROPERTY COVENANTS
21.1 General
Each Obligor agrees to be bound by the covenants set out in this Clause 21 (Property Covenants) that are stated to be applicable to it relating to itself only and shall not be responsible for the covenants hereunder made by any other member of the Logistics Fund Group.
21.2 Insurances
(a)	In this Clause:

Insurances means any contract or policy of insurance taken out by or on behalf of a Borrower or PropCo in relation to a Property and in which it has an interest; and

replacement value means the total cost of entirely rebuilding, reinstating or replacing the relevant asset if it is completely destroyed, together with all related fees and demolition costs in a consistent manner with the cover in place at the date of this Agreement.
(b)	Each PropCo shall ensure that at all times from the first Utilisation Date of the Loan which finances directly or indirectly the relevant Property, it shall in relation to the Property:
(i)	insure at its expense each Property it owns for its full replacement value (subject to any cap in any existing insurance policy) and:
(A)	provide cover against all normally insurable risks of loss or damage such as fire, storm, hail, tap water damage, lightning, explosion, hurricanes, falling aircraft, riots or civil uprising together with a premium covering work damage taken out in relation to the reinstatement of the Property and any Building thereon;

(B)	provide cover for site clearance in connection with an insured risk, professional fees and VAT;

(C)	provide cover for loss of rent insurance in connection with an insured risk (in respect of a period of not less than 12 months or, if longer, the minimum period required under the Lease Documents); and
(ii)	include property owner’s public liability and other usual third party liability insurance.
(c)	All Insurances required under this Clause shall be:
(i)	in an amount and form acceptable to the Facility Agent (acting reasonably); and

(ii)	with an insurance company or underwriter that is acceptable to the Facility Agent (acting reasonably).
(d)	Each PropCo shall promptly notify the Facility Agent upon request of any material variation, termination, avoidance or cancellation of any insurance policy made or, to its knowledge, threatened or pending.

(e)	Each PropCo shall:
(i)	comply with the terms of all Insurances;

(ii)	not do or permit anything to be done which may make void or voidable any Insurance; and

(iii)	comply with all reasonable risk improvement requirements of its insurers.
(f)	Each PropCo shall ensure that:
(i)	no Insurances relating to the Property owned by it are cancelled for non-payment of premiums; and

(ii)	promptly after receipt of a written request from the Facility Agent (and no more than once per year) provide a certificate from the Logistics Fund Group’s insurance brokers evidencing that relevant premiums have been paid in a timely manner.
(g)	If a PropCo fails to pay any premium due in respect of Insurances relating to the Property owned by it, the Facility Agent may at the expense of that PropCo, having given at least five (5) Business Days notice of its intention to do so (except if the Facility Agent reasonably considers that immediate action is required to protect the interests of the Finance Parties), pay any premiums on behalf of PropCo.
(h)	Subject to Clause 21.2(i), each PropCo shall apply all moneys received or receivable by it under any insurance (other than loss of rent or third party liability insurance) in respect of the Property towards replacing, restoring or reinstating that Property.
(i)	To the extent that any Insurance, any headlease or any Lease Document does not restrict the proceeds of insurance under that Insurance being used to prepay the Loan, the proceeds of insurance shall, at the option of the Facility Agent (acting reasonably), be used to prepay the relevant Loan.

21.3 Environmental matters
(a)	In this Clause:

Environmental Approval means any authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor conducted on or from properties owned or used by any Obligor;

Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law; and

Environmental Law means any applicable law or regulation which relates to:
(i)	the pollution or protection of the environment;

(ii)	the harm to or the protection of human health; or

(iii)	any emission or substance capable of causing harm to any living organism or the environment.
(b)	Each PropCo shall bear the expenses of any Environmental Claim or breach of Environmental Law related to the Property and any Building belonging to it, any action required to analyse, examine or clear-up any Environmental Claim or breach of Environmental Law and ensure, compliance with all Environmental Law and Environmental Approvals applicable to it or to a Property or any Building, where failure to do so has or would be reasonably likely to have a Material Adverse Effect or result in a material risk of liability under Environmental Law to the Finance Parties.
21.4 Repairs, compliance and developments
(a)	To the fullest extent permitted to do so by the terms of the relevant Lease Document and insofar as such measures are technically and commercially reasonable under the principles of good building management, each PropCo shall keep the Properties owned by it in good and substantial repair and condition and carry out or cause to be carried out all necessary repairs, or shall let those Properties on terms which require the relevant tenant itself to do so (in which case the PropCo shall take appropriate steps to ensure that that tenant complies with its obligations).

(b)	Each PropCo shall:
(i)	not do or allow to be done any act as a result of which any Lease Document would become liable to forfeiture or otherwise be terminated if doing so might reasonably be expected to expose it to any material liability that is reasonably likely to have a Material Adverse Effect; and

(ii)	duly and punctually comply with any material covenant or stipulation (restrictive or otherwise) to which it is subject affecting the Properties where failure to do so affects or would be reasonably likely to have a Material Adverse Effect.
(c)	Each PropCo shall (subject to the terms of the relevant Lease Documents) allow the Facility Agent or its agents and contractors on giving reasonable advance notice, to:

(i)	enter and inspect any part of the Properties and Buildings during normal business hours; and

(ii)	take any action consistent with good property management principles as the Facility Agent may reasonably consider necessary or desirable in relation to the Property to prevent or remedy: (A) any violation of Environmental Law where failure to do so has or would be reasonably likely to have a Material Adverse Effect or result in a material risk of liability under Environmental Law to the Finance Parties; or (B) any breach of the Lease Documents which would be reasonably likely to have a Material Adverse Effect, but, in either such case, having given the PropCo notice of the violation or breach and reasonable opportunity to cure this itself.
(d)	The PropCo shall (or shall procure that) on request by the Agent pay the costs and expenses of the Agent or its agents and contractors incurred in connection with any action taken by it under this Clause after the PropCo has failed to cure any such violation or breach within a reasonable period of receipt of request to do so by the Agent.
22. TRIGGER EVENTS AND EVENTS OF DEFAULT
22.1 Trigger Events
The occurrence of any one of the events specified in Clauses 22.2 (Non-Payment) to 22.16 (Material Adverse Effect) shall be a Trigger Event. To the extent that any such Trigger Event upon its occurrence has not been remedied or waived, then the provisions of Clause 8.3(a) (Mandatory Prepayment following the occurrence of certain Trigger Events) or 22.19 (Events of Default), as applicable, shall apply upon the terms specified therein.
22.2 Non-payment
(a)	Any Obligor does not pay on the due date:
(i)	any amount of interest and/or principal payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment is remedied within four Business Days from receipt of a written demand from the Facility Agent; or

(ii)	any amount payable by it under Clause 8.3(a) (Mandatory Prepayment following the occurrence of certain Trigger Events).
(b)	Any Obligor does not pay on the due date any amount payable by it under the Finance Documents in respect of any amounts due, other than those referenced in Clause 22.2(a) in the manner required under the Finance Documents.
22.3 Breach of other obligations
An Obligor does not comply with any term of the Finance Documents applicable to it or any of its other obligations hereunder (other than any payment obligation hereunder), unless the non-compliance:
(a)	does not have a Material Adverse Effect; or

(b)	is remedied to the reasonable satisfaction of the Facility Agent within ten (10) Business Days from receipt of a written demand from the Facility Agent.
22.4 Misrepresentation
A representation or warranty made or repeated by an Obligor in any Finance Document or in any document delivered by an Obligor under any Finance Document is, subject to any Permitted Disclosure, not true on the date given, unless the circumstances giving rise to the misrepresentation or breach of warranty:
(a)	do not have a Material Adverse Effect; or
(b)	are remedied to the reasonable satisfaction of the Lender within ten (10) Business Days from receipt of a written demand from the Facility Agent.
22.5 Cross-default
(a)	The occurrence of an Event of Default under any Loan that has a Material Adverse Effect.
(b)	Any amount due and payable by (or on behalf of) any Obligor pursuant to Clause 8.3(a) (Mandatory Prepayment following the occurrence of certain Trigger Events) is not paid when due.
(c)	the AMB Property L.P. Loan is declared to be due to be paid in full prior to its stated final repayment date as a result of an event of default (however so arising) (the AMB Property L.P. Loan Repayment Event). No Event of Default under this Clause 22.5(c) will occur if the Logistics Fund prepays each and all Loans outstanding, together with accrued interest and all other amounts due under the Finance Documents, at the time of and within thirty (30) days following the occurence of the AMB Property L.P. Loan Prepayment Event (the Grace Period). Such Grace Period will not affect the rights of the Facility Agent against the Loan Guarantor under this Agreement, the Loan Guarantee or any of the other Finance Documents.
22.6 Insolvency
Any of the following occurs in respect of an Obligor (other than in respect of shareholder loans):
(a)	it is unable to pay its debts as they fall due or other circumstances have arisen which will trigger insolvency or similar proceedings regarding the relevant Obligor;
(b) it admits its inability to pay its debts as they fall due;
(c)	it suspends making payments on any material Financial Indebtedness utilised to acquire one or more properties or announces an intention to do so, unless payment of those debts is being contested in good faith; or
(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any of its material Financial Indebtedness utilised to acquire one or more properties.

22.7 Insolvency proceedings
(a)	Any of the following occurs in respect of an Obligor:
(i)	any formal step is taken or corporate resolution made with a view to a moratorium with any of its creditors;

(ii)	a voluntary petition for the opening of insolvency or similar proceedings is filed by an Obligor, unless such proceedings are in connection with a merger or consolidation or any other kind of combination with another company which:
(A)	is expressly permitted under this Agreement; or

(B)	the Facility Agent has given prior consent to, and to the extent that the relevant Obligor is affected, such other company assumes the relevant Obligor’s obligations or all liabilities of the company in liquidation are serviced in full in the context of the liquidation;
(iii)	any person presents a petition, or files documents with a court or any registrar, for the opening of insolvency proceedings, its winding-up, administration, dissolution or liquidation unless it is arbitrary and is not expected to succeed;

(iv)	an order for its winding-up, administration or dissolution is made;

(v)	a court order for commencement of insolvency proceedings or for rejection of insolvency proceedings due to lack of funds is made;

(vi)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator insolvency administrator, interim insolvency administrator, custodian or similar officer is appointed by the court in respect of it or any of its assets;

(vii)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, insolvency administrator, interim insolvency administrator, custodian or similar officer; or

(viii)	any other analogous step or procedure is taken in any jurisdiction.
(b)	If a moratorium occurs in respect of an Obligor, the ending of the moratorium will not remedy any Trigger Event caused by the moratorium, notwithstanding any other term of the Finance Documents that a Trigger Event will continue to be outstanding unless and until it is remedied or waived.
22.8 Enforcement of Security Interest
Any Security Interest is enforced over its assets that has a Material Adverse Effect and such enforcement is not set aside within thirty (30) days or compulsory enforcement is stayed within thirty (30) days.

22.9 Creditors’ process
Any of the Obligors enters into or proposes to enter into an out-of-court settlement or similar agreement for the benefit of its creditors in order to avoid insolvency proceedings or similar proceedings.
22.10 Cessation of business
An Obligor ceases, or threatens to cease, to carry on all or a material part of its business except as a result of any disposal allowed under this Agreement.
22.11 Enforceability and repudiation
(a)	It is or becomes unlawful for an Obligor to perform any of their respective obligations under the Finance Documents and such unlawfulness has an Obligor Material Adverse Effect, unless the relevant Obligor has cured the situation within ten (10) Business Days from receipt of a written demand from the Facility Agent.

(b)	The commitments under any Finance Document are:
(i)	not effective or enforceable in accordance with their written terms (other than as a result of a default by a Finance Party); or

(ii)	except as permitted under the Finance Documents, are outranked by other charges or do not have the rank agreed under the relevant Agreement,

and, in either case, this has a Material Adverse Effect, unless the Borrowers have cured the situation within a period of ten (10) Business Days from receipt of a written demand from the Facility Agent.
(c)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.
(d)	Any Finance Document or Transaction Document ceases to be in full force and effect, except for the Legal Reservations, enforceable or effective in accordance with its terms or is alleged to be so by a party to it (other than a Finance Party).
22.12 Loan to Value
If the Loan to Value for a Test Period (as defined in Schedule 6 (Financial Covenants)) for the Logistics Fund Group taken as a whole (based upon a calculation of all real estate properties which are owned by members of the Logistics Fund Group) is equal to or greater than 75 per cent. unless any such breach is cured to the reasonable satisfaction of the Facility Agent within ten (10) Business Days from receipt of a written demand from the Facility Agent pursuant to Schedule 6 (Financial Covenants).
22.13 Expropriation/Forfeiture
(a)	Any part of any Property is expropriated or forfeited or the applicable local authority makes an order for the expropriation or forfeiture of all or any part of any Property that has an Obligor Material Adverse Effect.

(b)	In relation to a German Property, forfeiture proceedings with respect to a Heritable Building Right relating to a Property are commenced, a Heritable Building Right relating to a Property is forfeited or the respective land owner is entitled to claim for the reversion (Heimfall) of the Heritable Building Right and the relevant Borrower has not remedied the situation and these circumstances have or will have a Material Adverse Effect.
22.14 Litigation
In respect of any Obligor, there shall occur any litigation, arbitration, administrative, regulatory or other proceedings or enquiry concerning or arising in consequence of any of the Acquisition Documents or the Finance Documents or the implementation of any matter or transaction provided for in the Acquisition Documents or the Finance Documents and which has a Material Adverse Effect unless the situation is capable of remedy and the relevant Obligor has remedied the situation so that no Material Adverse Effect exists within ten (10) Business Days from receipt of a written demand from the Facility Agent.
22.15 Properties and Buildings
There occurs a loss affecting the Properties and/or the Buildings which has a Material Adverse Effect unless the relevant Obligor has cured the situation so that no Material Adverse Effect exists within a period of ten (10) Business Days from a formal notice of the loss by such Obligor to the Facility Agent. For the purposes of this Clause only, a loss affecting the Properties and/or the Buildings shall not be considered to have a Material Adverse Effect if Credit Support (in form and content satisfactory to the Facility Agent) is provided.
22.16 Material Adverse Effect
In respect of an Obligor, the occurrence of any event not otherwise specified in this Clause 22 (Trigger Events and Events of Default) which has a Material Adverse Effect, unless the relevant Obligor has cured (or procured the curing of) the situation so that no Material Adverse Effect exists within a period of ten (10) Business Days from receipt of a written notice from the Facility Agent.
22.17 Subordination of Intra-Group Loans
The occurrence of a material breach by an Obligor which is party to the Deed of Subordination and which has an Obligor Material Adverse Effect, unless the relevant Obligor has cured (or procured the curing of) the situation so that no Material Adverse Effect exists within a period of ten (10) Business Days from receipt of a written notice from the Facility Agent.
22.18 Trigger Events and Mandatory Prepayment
If, in respect of an Obligor, there occurs any of the Trigger Events specified in:
(a)	Clause 22.2(b) (Non-Payment);

(b)	Clause 22.3 (Breach of other obligations);

(c)	Clause 22.4 (Misrepresentation);

(d)	Clause 22.12 (Loan to Value);

(e)	Clause 22.13 (Expropriation/Forfeiture);

(f)	Clause 22.14 (Litigation);

(g)	Clause 22.15 (Properties and Buildings);

(h)	Clause 22.16 (Material Adverse Effect); or

(i)	Clause 22.17 (Subordination of Intra-Group Loans)
which event is not remedied or waived to the satisfaction of the Facility Agent within any applicable grace period specified in such Clause, the Facility Agent may for so long as that Trigger Event is outstanding (and shall if so instructed by the Majority Lenders) send the relevant Obligor a notice requiring that a mandatory prepayment be made in accordance with Clause 8.3(a) (Mandatory Prepayment following the occurrence of certain Trigger Events).
22.19 Events of Default
(a)	If:
(i)	in respect of any Obligor, a mandatory prepayment required to be made pursuant to Clause 8.3(a) (Mandatory Prepayment following the occurrence of certain Trigger Events) has not been paid in full on its due date for payment (as specified therein); or

(ii)	in respect of any Obligor, there occurs any of the events specified in:
(A)	Clause 22.2(a) (Non-payment);

(B)	Clause 22.5(a) and (b) (Cross-default);

(C)	Clause 22.6 (Insolvency);

(D)	Clause 22.7 (Insolvency Proceeding);

(E)	Clause 22.8 (Enforcement of Security Interests);

(F)	Clause 22.9 (Creditors Process);

(G)	Clause 22.10 (Cessation of Business); and

(H)	Clause 22.11 (Enforceability and repudiation),

an Event of Default shall have occurred and the provisions of Clause 22.20 (Notice of Event of Default) shall apply.
(b)	If the event specified in Clause 22.5 (Cross-default) occurs, each Loan shall become due and payable within four Business Days from the date that the Facility Agent serves notice on each Borrower that this Clause 22.19(b) applies. If any Borrower fails to make payment in full of any such Loan within four Business Days following service of such notice, an Event of Default in respect of all Loans shall have occurred and the provision of Clause 22.20 (Notice of Event of Default) shall apply.

22.20 Notice of Event of Default
(a)	If an Event of Default is outstanding pursuant to Clause 22.19 (Events of Default), the Facility Agent may, and shall if so instructed by the Majority Lenders by notice to the Obligors:
(i)	cancel the Commitments of each Lender at which time they shall immediately be cancelled;

(ii)	declare that all or part of any amounts outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(iii)	exercise or direct the Facility Agent to exercise any or all its rights, remedies, powers or discretions under the Finance Documents.
(b)	Any notice given under this Clause will take effect in accordance with its terms and shall be copied by the Facility Agent to each other Finance Party.
22.21 Clean-Up Date
(a)	Following any Acquisition and the accession to this Agreement of any Additional Obligor, for the purpose of, and notwithstanding any other provision of, the Finance Documents, until the Clean-Up Date:
(i)	a breach of the representations and warranties under Clause 18.4 (Legal validity), Clause 18.5 (Non-conflict), Clause 18.6 (No default), Clause 18.7 (Authorisations), Clause 18.8 (Financial statements), Clause 18.9 (Litigation), Clause 18.10 (Insolvency Proceedings) and Clause 18.14 (Taxes) if such breach is capable of being remedied and the relevant Additional Obligor takes reasonable steps to remedy such breach as soon as reasonably practical but in any event on or before the Clean-Up Date; or

(ii)	a breach of the covenants specified in Clause 18.11 (Information), 20.2 (Authorisations), Clause 20.4 (Negative pledge), Clause 20.6 (Financial Indebtedness), Clause 20.8 (Change of business and structure), Clause 20.10 (Business Activity), and Clause 20.11 (Taxes) if such breach is capable of being remedied and the relevant Additional Obligor takes reasonable steps to remedy such breach as soon as reasonably practical but in any event on or before the Clean-Up Date; or

(iii)	a Trigger Event under Clause 22.4 (Misrepresentation) (to the extent that they relate to any breach of any provisions referred to in Clauses 22.21(a)(i) and 22.21(a)(ii)), Clause 22.9 (Creditors’ process), Clause 22.14 (Litigation) and Clause 22.16 (Material Adverse Effect) if such Trigger Event is capable of being remedied and the relevant Additional Obligor takes reasonable steps to remedy such breach as soon as reasonably practical but in any event on or before the Clean-Up Date, will be deemed not to be a breach of representations, warranties or a breach of covenant or Trigger Event (as the case may be) in respect of the relevant Additional Obligor or Additional Property (as applicable) if it would have been (if it were not for this provision) a breach of representation or warranty or a breach of covenant or a Trigger Event only by reason of circumstances existing on the date of accession of the relevant Additional Obligor to this

Agreement and relating exclusively to the relevant Additional Property or Additional Obligor if and for so long as the circumstances giving rise to the relevant breach of representation or warranty or breach of covenant or Trigger Event:
(A)	are capable of being cured and reasonable efforts are being used to cure the same; and

(B)	would not have a Material Adverse Effect,
provided that if the relevant circumstances are continuing after the Clean-Up Date there shall be a breach of representation or warranty or breach of covenant or Trigger Event, as the case may be.
23. GUARANTEE
23.1 Guarantee
(a)	With effect from the Initial Closing Date, the Facility shall have the benefit of:
(i)	the Loan Guarantee;

(ii)	the undertakings contained in Clause 17 (Recourse);

(iii)	the undertakings of the Obligors contained in this Agreement including, without limitation, Clause 20.3 (Pari Passu Ranking) and Clause 20.4 (Negative Pledge); and

(iv)	the provisions of the Deed of Subordination.
(b)	The obligation, liability, undertaking and other obligations of any Spanish Obligor expressed to be assumed in this Agreement, and/or in any other Finance Document shall be deemed not to be assumed by such Spanish Obligor to the extent that the same would
(i)	constitute unlawful financial assistance within the meaning of articles 81 of the Spanish Stock Companies Act (Ley de Sociedades Anónimas) and/or article 40 of the Spanish Limited Liability Companies Act (Ley de Sociedades de Responsabilidad Limitada) and the provisions of this Agreement and the other Finance Documents shall be construed accordingly; or

(ii)	in the case that the Spanish Obligor is incorporated as a sociedad de responsibilidad limitada (SL), constitute a breach of articles 9 and 10 of the Public Limited Companies Act (Ley 2/1995 of 23 March).
23.2 The Netherlands
Notwithstanding any other provision of this Clause 23.2 the obligation, liability, undertaking and other obligations of any Dutch Obligor expressed to be assumed in this Agreement, and/or in any other Finance Document shall be deemed not to be assumed by such Dutch Obligor to the extent that the same would constitute unlawful financial assistance within the meaning of section 2:98(c) or 2:207(c) of the Dutch Civil Code and the provisions of this Agreement and the other Finance Documents shall be construed accordingly.

23.3 Belgium
(a)	The obligation, liability, undertaking and other obligations of any Belgian Obligor expressed to be assumed in this Agreement, and/or in any other Finance Document shall be deemed not to be assumed by such Belgian Obligor to the extent that the same would constitute unlawful financial assistance within the meaning of articles 329 and/or 629 of the Belgian Company Code and the provisions of this Agreement and the other Finance Documents shall be construed accordingly.
(b)	Any indemnity granted by a Belgian Obligor under or in connection with the Finance Documents as security for the obligations of another Obligor under or in connection with the Finance Documents shall be limited to an indemnity of:
(i)	the obligations as a Borrower under this Agreement of any of the Belgian Obligor’s Subsidiaries; and

(ii)	the obligations of any other Obligors under the Finance Documents, but limited to a maximum amount equal to 70 per cent. of such Belgian Obligor’s net assets (as determined in accordance with the second paragraph of article 617 of the Belgian Companies Code, or, as the case may be, article 320 of the Belgian Companies Code, and accounting principles generally accepted in Belgium) as shown by its most recent audited annual financial statements at the date of enforcement under the guarantee, and/or indemnity or, in case such annual financial statements are older than three months from the day of enforcement under the guarantee, as calculated with reference to audited interim accounts which are a maximum of three months old.
23.4 France
Notwithstanding any other provision in this Clause 23 (Guarantee), the obligation, liability, undertaking and other obligations of any French Obligor expressed to be assumed in this Agreement, and/or in any other Finance Document shall be deemed not to be assumed by such French Obligor to the extent that the same would constitute unlawful financial assistance within the meaning of section L.225-216 of the French Commercial Code and the provisions of this Agreement and the other Finance Documents shall be construed accordingly.
23.5 Italy
Notwithstanding any other provision in this Clause 23 (Guarantee), the obligation, liability, undertaking and other obligations of any Italian Obligor expressed to be assumed in this Agreement, and/or in any other Finance Document shall be deemed not to be assumed by such Italian Obligor to the extent that the same would constitute unlawful financial assistance within the meaning of section 2358 of the Italian Civil Code and the provisions of this Agreement and the other Finance Documents shall be construed accordingly.
23.6 England and Wales
Notwithstanding any other provision in this Clause 23 (Guarantee), the obligation, liability, undertaking and other obligations of any England and Wales Obligor expressed to be assumed in this Agreement, and/or in any other Finance Document shall be deemed not to be assumed by such England and Wales Obligor to the extent that the same would constitute unlawful financial assistance within the meaning of sections 151 to 158 (inclusive) of the Companies Act 1986 and the provisions of this Agreement and the other Finance Documents shall be construed accordingly.

24. SUBSTITUTION
24.1 Substitution of Property
(a)	In addition to the rights and obligations in accordance with Clause 20.5 (Disposals), at any time, a Borrower may substitute a form of Credit Support and/or Property and/or Building with a New Property and/or New Building and/or Credit Support if:
(i)	the disposing PropCo disposes of the relevant Property and/or Building, as the case may be;

(ii)	the acquiring PropCo acquires the relevant New Property and/or New Building, as the case may be;

(iii)	the relevant PropCo obtains the relevant Credit Support, as the case may be;

(iv)	such acquisition or Credit Support is in accordance with this Agreement; and

(v)	the prior written consent of the Facility Agent is received (not to be unreasonably withheld or delayed) and is otherwise in accordance with this Clause 24.1 (Substitution).
(b)	Fifteen (15) Business Days prior to the proposed Substitution Date, the AMB Agent shall notify the Facility Agent in writing of the proposed substitution of a Property and/or a Building. Such notification will include:
(i)	the identity of the Credit Support, Property and/or Building that is being substituted by a New Property and/or New Building and/or Credit Support;

(ii)	the identity of the New Property and/or New Building and/or Credit Support;

(iii)	the proposed Substitution Date;

(iv)	the type of Loan that is secured or supported by the Credit Support, Property and/or Building and will be secured by the New Property and/or New Building and/or Credit Support;

(v)	the amount of the principal outstanding of the Loan that is secured or supported by the Credit Support, Property and/or Building and will be secured by the New Property and/or New Building and/or Credit Support;

(vi)	the names of the relevant Obligors and Lender of the Loan that is secured or supported by the Credit Support, Property and/or Building and will be secured by the New Property and/or New Building and/or Credit Support;

(vii)	a confirmation that the New Property and/or New Building conforms to the terms and conditions of this Agreement pertaining to Property and/or Buildings including but not limited to:
(A)	Clause 21 (Property Covenants); Clause 22 (Trigger Events and Events of Default) and Schedule 6 (Financial Covenants);

(B)	that the Loan to Value after such substitution is equal to or less than the Loan to Value Ratio before the disposal;

(C)	the location, type of construction, tenant quality, lease expiration and rent roll of the New Property and/or New Building, and

(D)	a Valuation of the New Property and/or New Building.
(c)	Within 15 Business Days of receiving notice of a proposed substitution in accordance with Clause 24.1(b), the Facility Agent shall notify the AMB Agent in writing whether it consents to the proposed substitution. Such consent shall be at the Facility Agent’s discretion (acting on behalf of the Finance Parties) and shall not be unreasonably withheld or delayed.
24.2	Substitution of Obligor
(a)	At any time, an Obligor (the Existing Obligor) may, subject to the provisions of this Agreement, assign or transfer (including by way of novation) any Loan to any other Obligor or an Additional Borrower may accede to this Agreement (each a New Obligor) (including, without limitation, where the Existing Obligor is proposing to transfer a Property financed by that Loan to a New Obligor).
(b)	An assignment of rights, transfer or accession (as the case may be) will only be effective if:
(i)	the Facility Agent has notified the AMB Agent and the Facility Agent that it has received all of the documents and evidence set out in Part C of Schedule 2 (Conditions Precedent – Additional Obligor);

(ii)	the Facility Agent’s consent (not to be unreasonably withheld or delayed) is obtained prior to the transfer, assignment or accession (unless it is specified not to be required in the relevant circumstances by the terms of this Agreement); and

(iii)	the New Obligor performs all necessary acts, and confirms to the Facility Agent in form and substance satisfactory to the Facility Agent (acting reasonably) that:
(A)	in the case of an assignment or transfer of an Existing Obligor’s rights and obligations, it is bound by obligations to the Finance Parties under this Agreement and the Finance Documents equivalent to those it would have been under if it were the Existing Obligor by executing a Transfer Certificate; or

(B)	in the case of a New Obligor acceding to this Agreement, it is bound by obligations to the Finance Parties under this Agreement and the Finance Documents (including but not limited to the Deed of Subordination) equivalent to those it would have been under if it were an Original Obligor.
(c)	If the Facility Agent’s consent is granted in accordance with, or not required pursuant to Clause 24.2(b)(ii), the Finance Parties shall use all reasonable efforts to assist the Existing Obligor or the New Obligor to effect a transfer, assignment or accession (as the case may be).

25.	EVIDENCE AND CALCULATIONS

25.1	Accounts
Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.
25.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under the Finance Documents shall set out the basis of the calculation in reasonable detail and will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.
25.3	Calculations
Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or otherwise, depending on what the Facility Agent determines is market practice.
26.	FEES
26.1	Utilisation Fee
Each Borrower shall pay to the Facility Agent a utilisation fee computed at the rate and in the manner specified in the Fee Letter.
26.2	Commitment fee
Each Borrower shall pay to the Facility Agent for each Lender a commitment fee computed at the rate and in the manner specified in the Fee Letter.
27.	INDEMNITIES AND BREAK COSTS
27.1	Currency indemnity
(a)	Each Obligor shall, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:
(i)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order, in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.
(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

27.2	Other indemnities
(a)	Each Obligor shall indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:
(i)	the occurrence of any Event of Default;

(ii)	any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	the failure of the Borrowers to complete any transaction that this Agreement contemplates;

(iv)	(other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(v)	a Loan (or part of a Loan) not being prepaid in accordance with this Agreement.
Each Obligor’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.
(b)	Each Obligor shall indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:
(i)	investigating any event which the Facility Agent reasonably believes to be a Default (and, in respect of any costs paid by an Obligor where it cannot be established that a Default has occurred, the Facility Agent shall refund such costs to the Obligor); or
(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.
27.3	Break Costs
(a)	Each Borrower shall pay to each Lender its Break Costs if an amount is repaid or prepaid otherwise than on the last day of any Interest Period applicable to it.
(b)	If a Borrower prepays, in whole or in part a Loan in accordance with Clause 8 (Prepayment and Cancellation) or otherwise, the Borrower shall pay Break Costs in an amount equal to any difference between:
(i)	the interest (excluding the relevant Margin) which that Lender should have received for the period from the date of receipt of the amount (or part thereof) to the last day of the Interest Period in respect of that amount, had the prepayment received been paid on the last day of that Interest Period; and
(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period.

(c)	Each Lender shall supply to the Facility Agent for the relevant Borrower details of the amount of any Break Costs claimed by it under this Clause.
(d)	For the avoidance of doubt, a Borrower may deposit any funds to be used to prepay any Loan into the Disposal Proceeds Account at any time and for such prepayment to be made on the relevant Interest Payment Date in order to avoid Break Costs.
28.	EXPENSES
28.1	Initial costs
The Borrowers shall pay to each Agent the amount of all costs and expenses (including legal fees up to any agreed cap) reasonably incurred by it in connection with the negotiation, preparation, printing and entry into of the Finance Documents.
28.2	Subsequent costs
The Borrower shall pay to each Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:
(a)	the negotiation, preparation, printing and entry into of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and
(b)	any amendment, waiver or consent requested by or on behalf of a Borrower or specifically allowed by this Agreement.
28.3	Enforcement costs
(a)	The Borrower shall pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
29.	AMENDMENTS AND WAIVERS
29.1	Procedure
(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the AMB Agent and the Facility Agent. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause. The AMB Agent may effect, on behalf of the Obligors, an amendment or waiver allowed under this Clause.
(b)	The Facility Agent shall promptly notify the other Parties of any amendment or waiver effected by it and the AMB Agent under Clause 29.1(a). Any such amendment or waiver is binding on all the Parties.
(c)	If a Lender requests amendments to this Agreement to split any Loans or tranche the Facility in order to facilitate syndication, the Facility Agent shall, if it approves such amendments and the AMB Agent consents, notify the Obligors of the same whereupon this Agreement shall be so amended, provided that such amendments do not cause additional costs for or obligations of any Borrower.

29.2	Exceptions
(a)	An amendment or waiver which relates to:
(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	an increase in, or an extension of, a Commitment or Total Commitments;

(iv)	a release of an Obligor other than in accordance with the terms of this Agreement;

(v)	a term of a Finance Document which expressly requires the consent of each Lender;

(vi)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(vii)	this Clause,
may only be made with the consent of all the Lenders.
(b)	A Fee Letter may be amended or waived with the agreement of the Agent that is party to that Fee Letter and the Borrower.
(c)	An amendment or waiver which relates to the rights or obligations of an Agent may only be made with the consent of that Agent.
29.3	Change of currency
If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) determines is necessary to reflect the change.
29.4	Waivers and remedies cumulative
The rights of each Finance Party under the Finance Documents:
(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.
Delay in the exercise or non-exercise of any right is not a waiver of that right.
30.	CHANGES TO THE PARTIES

30.1	Accession of an Obligor
Any accession of an Obligor shall comply with Clause 24.2 (Substitution of Obligor).

30.2	Assignments and transfers by Lenders
(a)	A Lender (the Existing Lender) may, subject to the following provisions of this Clause and to the consent of the AMB Agent in accordance with Clause 30.2(b), and following consultation with the Obligors at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other person that is a Qualifying Lender (the New Lender).

(b)	The prior written consent of the AMB Agent is required for any such assignment or transfer, unless an Event of Default under any of Clause 22.2 (Non-payment) or Clause 22.6 (Insolvency) to Clause 22.9 (Creditors’ process) (inclusive) is outstanding (each a Free Transfer Event).

(c)	The Facility Agent is not obliged to execute a Transfer Certificate or otherwise give effect to an assignment or transfer until it has completed all know your customer requirements to its satisfaction. The Facility Agent shall promptly notify the Existing Lender and the New Lender if there are any such requirements.

(d)	An assignment of rights will only be effective if the New Lender confirms to the Facility Agent and the Obligors in form and substance satisfactory to the Facility Agent that it is bound by obligations to the other Finance Parties under this Agreement equivalent to those it would have been under if it were an Original Lender.

(e)	A transfer of obligations will be effective only if either:
(i)	rights are assigned, corresponding obligations are released and equivalent obligations are assumed in accordance with the following provisions of this Clause; or
(ii)	the obligations are novated in accordance with the following provisions of this Clause.
(f)	Unless the Facility Agent otherwise agrees, the New Lender shall pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of €1,000. In no event shall any Obligor pay any fees or costs in relation to such transfer to a New Lender.

(g)	Except where the context otherwise requires, any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

(h)	A Lender may sub-participate its obligations under this Agreement, provided that no such arrangement can be made with a Competitor unless a Free Transfer Event (as defined in Clause 30.2 (Assignments and transfers by Lenders)) has occurred. For the purpose of this Clause, a Competitor means an entity, person, trust, fund or partnership engaged in the business of owning, managing, operating or possessing industrial logistics real estate.
30.3	Transfer certificates
(a)	In this Clause:
Transfer Date means, for a Transfer Certificate, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Transfer Certificate is executed.
For these purposes, a reference to an assignment includes any related release and assumption.

(b)	An assignment or a novation is effected if:
(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate together with, unless a Free Transfer Event is outstanding, evidence of the prior written consent of the AMB Agent;

(ii)	the Existing Obligor and the New Obligor deliver to the Facility Agent a duly completed Transfer Certificate; and

(iii)	the Facility Agent executes it.
The Facility Agent shall execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	For a transfer by assignment under a Transfer Certificate in the form of Part A of Schedule 5 (Form of Transfer Certificate for Transfers by Assignment) of Schedule 5 (Forms of Transfer Documents), on the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender the Existing Lender’s rights expressed to be the subject of the assignment in the Transfer Certificate;

(ii)	the Existing Lender will be released from the obligations expressed to be the subject of the release in the Transfer Certificate;

(iii)	the New Lender will become a Lender under this Agreement and will be bound by obligations equivalent to those from which the Existing Lender is released under Clause 30.3(d)(ii);

(iv)	the Existing Obligor will assign absolutely to the New Obligor the Existing Obligor’s rights expressed to be the subject of the assignment in the Transfer Certificate;

(v)	the Existing Obligor will be released from the obligations expressed to be the subject of the release in the Transfer Certificate; and

(vi)	the New Obligor will become the Obligor for the purposes of the transferred Loan and will be bound by obligations equivalent to those from which the Existing Obligor is released under Clause 30.3(d)(v) and will provide security and/or guarantees to the Finance Parties in accordance with this Agreement in form and content satisfactory to the Facility Agent.
(e)	For a transfer by novation under a Transfer Certificate in the form of Part B of Schedule 5 (Form of Transfer Certificate - Transfers by Novation), on the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender;

(ii)	the Existing Lender will be released from those obligations and cease to have those rights;

(iii)	the New Lender will become a Lender under this Agreement and be bound by the terms of this Agreement as a Lender;

(iv)	the New Obligor will assume the rights and obligations of the Existing Obligor expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Obligor;

(v)	the Existing Obligor will be released from those obligations and cease to have those rights; and

(vi)	the New Obligor will become the Obligor for the purposes of the transferred Loan and be bound by the terms of this Agreement as a Lender and will provide security and/or guarantees to the Finance Parties in accordance with this Agreement in form and content satisfactory to the Facility Agent.
(f)	The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

(g)	The Facility Agent shall promptly upon request of the Borrower provide the Borrower with an up-to-date list of the Lenders and their respective Commitments.

(h)	A novation under this Clause (for the purposes of French law and Belgian law) is a novation within the meaning of Article 1278 of the French Civil Code and Article 1271 of the Belgian Civil Code.
30.4	Limitation of responsibility of Existing Lender and Existing Obligor
(a)	Unless expressly agreed to the contrary, an Existing Lender and Existing Obligor (as the case may be) makes no representation or warranty and assumes no responsibility to a New Lender or New Obligor (as the case may be) for the legality, validity, adequacy, accuracy, completeness or performance of:
(i)	the financial condition of any Obligor; or

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:
(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document; or

(C)	any observance by any Obligor of its obligations under any Finance Document or any other documents,

and any representations or warranties implied by law are excluded.
(b)	Each New Lender and New Obligor confirms to the Existing Lender or the Existing Borrower (as the case may be) and the other Finance Parties that it:
(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.
(c)	Nothing in any Finance Document requires an Existing Lender or an Existing Obligor to:
(i)	accept a re-transfer from a New Lender or a New Obligor (as the case may be) of any of the rights and obligations assigned or transferred under this Clause; or
(ii)	support any losses incurred by the New Lender or the New Obligor (as the case may be) by reason of the non-performance by an Obligor of its obligations under any Finance Document or otherwise.
30.5	Costs resulting from a change of Lender or Facility Office
If:
(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and
(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost, then the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.
31.	ROLE OF THE FACILITY AGENT

31.1	Appointment of the Facility Agent
(a)	Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.
(b)	Each other Finance Party authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
31.2	Duties of the Facility Agent
(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

31.3	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent as a trustee or fiduciary of any other person.

(b)	The Facility Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

31.4	Business with the Logistics Fund Group

(a)	The Facility Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Logistics Fund Group (including acting as agent or trustee for any other financing and acquiring or disposing of any kind of security of any member of the Logistics Fund Group).

(b)	If it is also a Lender, the Facility Agent has the same rights and powers under this Agreement as any other Lender and may exercise those rights as though it were not also the Facility Agent.

31.5	Rights and discretions of the Facility Agent

(a)	The Facility Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and
(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.2 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and
(iii)	any notice or request made by any Obligor (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

31.6	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent shall:
(i)	exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.
(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

31.7	Responsibility for documentation
The Facility Agent:
(a)	is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

31.8	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Facility Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause subject to the provisions of the Third Parties Act.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out any know your customer or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arranger.

31.9	Lenders’ indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

31.10	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the AMB Agent.

(b)	Alternatively the Facility Agent may resign by giving notice to the other Finance Parties and the AMB Agent, in which case the Majority Lenders (after consultation with, and obtaining the consent (such consent not to be unreasonably withheld) of, the AMB Agent) may appoint a successor Facility Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) within 30 days after notice of resignation was given, the Facility Agent (after consultation with, and obtaining the consent (such consent not to be unreasonably withheld) of, the AMB Agent) may appoint a successor Facility Agent.

(d)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The resignation of a Facility Agent and the appointment of any successor Facility Agent will both become effective only when the following conditions have been satisfied:
(i)	the successor Facility Agent notifies all the Parties that it accepts its appointment; and
(ii)	each Finance Party (other than the Facility Agent) confirms to the Facility Agent that it is satisfied with the credit rating of the proposed successor Facility Agent.
(f)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 31. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(g)	After consultation with, and after obtaining the consent (such consent not to be unreasonably withheld) of the AMB Agent the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b). In this event, the Facility Agent shall resign in accordance with paragraph (b).
31.11	Confidentiality
(a)	In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.
31.12	Relationship with the Lenders
The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
31.13	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:
(a)	the financial condition, status and nature of each member of the Logistics Fund Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any Finance Document and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

31.14	Reference Institutions
If a Reference Institution (or, if a Reference Institution is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the AMB Agent) appoint another Lender or an Affiliate of a Lender to replace that Reference Institution.
31.15	Deduction from amounts payable by the Facility Agent
If any Finance Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Finance Party, deduct an amount not exceeding that amount from any payment to that Finance Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
32.	DISCLOSURE OF INFORMATION
(a)	Each Finance Party shall keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information (which may include copies of Finance Documents):
(i)	to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement;

(ii)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(iii)	in connection with any legal or arbitration proceedings;

(iv)	if required to do so under any law or regulation;

(v)	to a governmental, banking or other regulatory authority;

(vi)	to its professional advisers;

(vii)	to any Rating Agency;

(viii)	to a stock exchange, listing authority or similar body;

(ix)	to any member of the Logistics Fund Group or a related entity of a member of the Logistics Fund Group; or

(x)	with the agreement of the relevant Obligor.
(b)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.
(c)	Any press announcement or other media communication in relation to the facility shall be agreed with the Facility Agent prior to its release.
33.	SET-OFF
At any time after an Event of Default is continuing in relation to an Obligor, a Finance Party may set off any matured obligation owed to it by that Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor under the Finance Documents, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. That Finance Party shall promptly notify the relevant Obligor of the effecting of any such set-off.
34.	SEVERABILITY
If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:
(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or
(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.
35.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.	NOTICES

36.1	In writing

(a)	Any communication in connection with a Finance Document shall be in writing and, unless otherwise stated, may be given:
(i)	in person, by post or fax; or

(ii)	another form of communication as agreed between the Parties.
(b)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document shall be given in writing.
36.2	Contact details
(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the AMB Agent for this purpose are:

Address:	AMB Europe Fund I FCP-FIS
5, allée Scheffer
L-2520 Luxembourg

Fax:	+352 26 86 77 99

Phone:	+352 26 86 77 11

Attention:	The managers of AMB Fund Management S.à.r.l.

With a copy to:	AMB Europe Fund I FCP-FIS

Address:	Zuidplein 108
1077 XV Amsterdam
The Netherlands

Fax:	+31 (0)20 797 1901

Phone:	+31 (0)20 797 1900

Attention:	Cash Management

With a cc to the attention of: General Counsel

With a copy to:	AMB Property, L.P.

Address:	Pier 1, Bay 1
San Francisco, California 94111
United States

Fax:	+1 415 394 9001

Phone:	+1 415 394 9000

Attention:	SVP, Capital Markets
With a cc to the attention of: General Counsel

(c)	The contact details of the Facility Agent for this purpose are:

Address: ING Real Estate Finance NV, Schenkkade 65, 2595AS ‘s-Gravenhage, The Netherlands

Fax number: +31 70 341 9320

Attention: Mario van Teijlingen

(d)	Any Party may change its contact details by giving five (5) Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)	Where a Finance Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

36.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:
(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five (5) days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.
(b)	A communication given under Clause 36.3(a) but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.
(c)	A communication to the Facility Agent will only be effective on actual receipt by it.
36.4	Obligors
(a)	All communications under the Finance Documents to or from a Lender shall be sent through the Facility Agent.
(b)	Unless otherwise agreed or specified, all communications under the Finance Documents to or from an Obligor shall be sent through the AMB Agent.

(c)	Each Obligor irrevocably appoints the AMB Agent to act as its agent:
(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents.
(d)	Any communication given to AMB Agent in connection with a Finance Document will be deemed to have been given also to the other Obligors.
(e)	Each Finance Party may assume that any communication made by AMB Agent is made with the consent of each other Obligor.
37.	LANGUAGE
(a)	Any notice given in connection with a Finance Document shall be in English.

(b)	Any other document provided in connection with a Finance Document shall be
(i)	in English; or
(ii)	(unless the Facility Agent otherwise agrees or the document is or relates specifically to the constitutional documents provided in connection with a Finance Document) accompanied by a certified English translation. In such a case, the English translation shall prevail unless the document is a statutory or other official document.
38.	GOVERNING LAW
This Agreement is governed by, and shall be construed in accordance with, English law.
39.	ENFORCEMENT

39.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with any Finance Document. Each Obligor agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with a Finance Document includes any dispute as to the existence, validity or termination of that Finance Document.

39.2	Service of process

(a)	Each Obligor not incorporated in England and Wales irrevocably appoints Law Debenture Corporate Services Limited of fifth floor, 100 Wood Street, London EC2V 7EX, United Kingdom as its agent under the Finance Documents for service of process in any proceedings before the English courts in connection with any Finance Document provided that an Obligor may elect to appoint an alternative agent for service of process incorporated in England and Wales and, in such event, shall provide evidence (satisfactory to the Facility Agent, acting reasonably) of the irrevocable appointment of such alternative agent for service of process in any proceedings before the English courts in connection with the Finance Documents.

(b)	If any person appointed as process agent is unable under this Clause for any reason to so act, the Borrowers (on behalf of all the Obligors) shall immediately (and in any event within ten (10) days of the event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another process agent for this purpose.

(c)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
ORIGINAL PARTIES AND PROPERTIES
Part A
- ORIGINAL BORROWERS
Company
AMB Hausbruch Industrial Center 1 B.V.
AMB Bremerhaven Distribution Center 1 B.V.
AMB Altenwerder Distribution Center 1 Holding B.V.
Rheinsee Zweihundertfünfundvierzigste VV GmbH (shortly to be renamed AMB
Hausbruch Industrial Center 6 GmbH)
Part B
– ORIGINAL PROPCOS
AMB Hausbruch Industrial Center 1 B.V.
AMB Bremerhaven Distribution Center 1 B.V.
Rheinsee Zweihundertfünfundvierzigste VV GmbH (shortly to be renamed AMB Hausbruch Industrial Center 6 GmbH)
Part C
– ORIGINAL SHARECOS
AMB Altenwerder Distribution Center 1 Holding B.V.
Part D
– ORIGINAL LENDERS

Company	Registered Number
ING Real Estate Finance NV	Chamber of Commerce N° 271 573 28

ING Real Estate Finance S.E., E.F.C., S.A. (Sociedad Unipersonal)	C.I.F. número A-83694182

ING Real Estate Finance S.E., E.F.C., S.A.	Numero Repertorio Economico

Company	Registered Number
(Sociedad Unipersonal) (Italian branch)	Amministrativo: 1817202

ING Real Estate Finance (U.K.) B.V.	Chamber of Commerce N° 27279566

ING Real Estate Finance (France) SAS	RCS Paris 489 562 918
Part E
- ORIGINAL PROPERTIES

Owner	Building Address
AMB Bremerhaven Distribution Center 1 B.V.	Amerikaring 2, 27580 Bremerhaven, Germany

AMB Hausbruch Industrial Center 1 B.V. & Rheinsee Zweihundertfünfundvierzigste VV GmbH (shortly to be renamed AMB Hausbruch Industrial Center 6 GmbH)	Heykenaukamp 10, 20253 Hamburg, Germany

AMB Altenwerder Distribution Center 1 Holding B.V.	Altenwerder Querweg, plots 1849-3, 1864-6 and 1883-2, Germany.

SCHEDULE 2
CONDITIONS PRECEDENT
Part A
General
No duplication of documents or evidence comprising a condition precedent
1. The Parties acknowledge that if a document or evidence satisfying a condition precedent has been provided previously to the relevant Party in satisfaction of:
(a)	a Condition Precedent; or
(b)	a condition precedent of another agreement or otherwise with the Facility Agent’s prior written consent, such document or evidence need not be provided again unless the circumstances have changed such that the document or evidence satisfying a condition precedent is inaccurate or misleading.
Part B
Upon signing this Agreement
Unless previously provided in accordance with Section 1 of this Schedule.
A. The Obligors
1. A copy of the constitutional documents of each Obligor (and, where available, a copy of an up to date extract from the commercial register for each Obligor) being in each case dated no more than fourteen (14) days before the first Initial Closing Date under this Agreement. It is acknowledged that no commercial register extract is available in respect of the Logistics Fund.
2. A specimen of the signature of each person authorised on behalf of each Obligor to enter into any Finance Document or to sign or send any document or notice in connection with any Finance Documents to which it is a party.
3. A copy of the supervisory board resolution (or equivalent) of each Obligor:
(a)	approving the terms of, and the transactions contemplated by, this Agreement and the other Finance Documents to which it is a party; and
(b)	(if required) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf.
4. A certificate or certification of an authorised signatory of each Obligor certifying that each copy document referred to in:
(a)	paragraphs 1, 2 and 3 of this Part B (Upon signing this Agreement) of Schedule 2 (Conditions Precedent) entered into by it and provided in satisfaction of these Conditions Precedent is correct, complete and in full force and effect; and

(b)	this Part B (Upon signing this Agreement) of Schedule 2 (Condition Precedents) (but excluding the Finance Documents and those documents referred to in (a) of this paragraph 4), entered into by it and provided in satisfaction of these Conditions Precedent is true, complete and correct.
5. Evidence reasonably required by the Facility Agent for the purpose of any know your customer requirements.
6. Evidence that the agent of the Obligors (other than any incorporated in England and Wales) under the Finance Documents for service of process in England has accepted its appointment.
7. A Group Structure Chart.
8. In relation to each Belgian Obligor (and if applicable under Belgian law), a copy of a shareholders resolution approving the limitations set out in Clause 20.9 (Control and Change of control) and any other clause of any Finance Document pertaining to a change of control and evidence of filing of such a resolution with the clerk of a competent commercial court in accordance with clause 556 of the Belgian Company Code.
9. In relation to each Spanish Obligor, a copy of the relevant PE-1 or PE-3 forms, according to ruling 6/2000 dated 31 October of the Central Bank of Spain on foreign loans, credits and set-offs, filed with the Oficina de Balanza de Pagos of the Bank of Spain, with the financial transaction number (numero de operación financiera or N.O.F.) granted by such institution.
B. Documents to be delivered
10.	A duly executed original of this Agreement.

11.	A duly executed original of the Fee Letter.

12.	A duly executed original of the Deed of Subordination.

13.	Executed copies of any Reliance Letter (if any) provided at the option of the AMB Agent.

14.	A duly executed original of the Loan Guarantee.

C.	Opinions
15. A signed legal opinion of Freshfields Bruckhaus Deringer, English legal advisers to the Facility Agent addressed to the Finance Parties.
16. A signed legal opinion of legal advisers to the Obligors addressed to the Finance Parties in relation to the capacity and authority of each Obligor to enter into the Finance Documents to which it is a party.

Part C
Loan
Unless previously provided in accordance with Section 1 of this Schedule.
A. Additional Obligors
If a Loan is to be utilised, guaranteed or secured by an Additional Obligor who is not a Party to this Agreement in the capacity that it will be undertaking in regard to that Loan, each such Additional Obligor shall provide (unless previously provided in accordance with Section 1 of this Schedule):
1. A copy of the constitutional documents of each Additional Obligor (and, where available, a copy of an up to date extract from the commercial register for each Additional Obligor) being in each case dated no more than fourteen (14) days before the later of:
(a)	the Closing Date of the Loan that, that Additional Obligor is borrowing; or

(b)	the date that the Additional Obligor accedes to this Agreement as an Additional Obligor.
It is acknowledged that no commercial register extract is available in respect of the Logistics Fund.
2. A specimen of the signature of each person authorised on behalf of each Additional Obligor to enter into any Finance Document or to sign or send any document or notice in connection with any Finance Documents to which it is a party.
3. A copy of supervisory board resolution or equivalent (if any) of each Additional Obligor:
(a)	approving the terms of, and the transactions contemplated by, this Agreement and the other Finance Documents to which it is a party; and
(b)	(if required) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf.
4. A certificate or certification of an authorised signatory of each Obligor certifying that each copy document referred to in:
(a)	paragraphs 1, 2 and 3 of this Part C (Loan) of Schedule 2 (Conditions Precedent) entered into by it and provided in satisfaction of these Conditions Precedent is correct, complete and in full force and effect; and
(b)	this Part C (Loan) of Schedule 2 (Condition Precedents) (but excluding the Finance Documents and those documents referred to in (a) of this paragraph 4) entered into by it and provided in satisfaction of these Conditions Precedent is true, complete and correct.
5. Evidence reasonably required by the Facility Agent for the purpose of any know your customer requirements.

6. Evidence that the agent of the Additional Obligors (other than any incorporated in England and Wales) under the Finance Documents for service of process in England has accepted its appointment.
7. In relation to each Belgian Obligor that is an Additional Obligor (and if applicable under Belgian law), a copy of a shareholders resolution approving Clause 20.9 (Control and Change of Control) and any other clause of any Finance Document pertaining to a change of control and evidence of filing of such a resolution with the clerk of a competent commercial court in accordance with clause 556 of the Belgian Company Code.
8. In relation to each Spanish Obligor:
(a)	a copy of the relevant PE-1 or PE-3 forms, according to ruling 6/2000 dated 31 October of the Central Bank of Spain on foreign loans, credits and set-offs, filed with the Oficina de Balanza de Pagos of the Bank of Spain, with the financial transaction number (numero de operación financiera or N.O.F.) granted by such institution.
(b)	evidence that the Transfer Certificate, the Facility Agreement and any amendment thereof is formalised in a Spanish notarial document for the purposes of Article 517 et seq. of the Civil Procedural Law (Law 1/2000 of 7 January) (Ley de Enjuiciamiento Civil) where an Additional Obligor has acceded to this Agreement by way of transfer in accordance with Clause 30 (Changes to the Parties).
9. In relation to a French Obligor, a completed and signed TEG Letter.
10. A legal opinion of the legal advisers to the Obligors addressed to the Finance Parties in relation to the capacity and authority of the relevant Additional Obligor to enter into the Finance Documents to which it is a party.
11. Sufficient evidence of the valid accession of the Additional Obligor to this Agreement and the Finance Documents (including, but not limited to, the Deed of Subordination where applicable) as a Borrower, PropCo or ShareCo as the case may be (including, but not limited to, where an Obligor is acceding to this Agreement and the Finance Documents in a different capacity from that which it otherwise holds pursuant to this Agreement).
B. Approval
12. Approval of the applicable Credit Committee of each Lender carried out on a desktop basis.
13. A certificate of the relevant Borrower confirming that, so far as it is aware, the Acquisition which will be financed by the relevant Loan is permitted by the constitutional documents of that Borrower. This certification may be incorporated into the certificate referred to in paragraph 4 of Part C (Loan) of this Schedule.
C. Property
In relation to each Property to be financed by a Loan:
14. A copy of the executed Acquisition Documents.
15. A copy of any other consents, permissions, waivers and approvals required under the Acquisition Document have been received by the notary.

16. Evidence that any due notice under an Acquisition Document has been received by the purchaser under the Acquisition.
17. A copy of the complete rent-roll in relation to its rental income including details of tenants, lease expiry dates and rents.
18. A copy of cash-flow projections (in Argus extract or Excel form) that substantiate the purchase price of the Property.
19. Evidence that an environmental assessment report has been commissioned by a firm of appraisers acceptable to the Facility Agent (acting reasonably).
20. Evidence that a valuation and appraisal report has been commissioned by the vendor, in a form acceptable to the Facility Agent (acting reasonably).
21. A description of the Property to the satisfaction of the Facility Agent.
22. Evidence to the satisfaction of the Facility Agent that an acceptable property management contract will be in effect in relation to the Property (or that an Affiliate of AMB acceptable to the Facility Agent has been appointed to provide asset and property management services).
D. Insurance
23. Evidence that insurance cover is in force in respect of the relevant Property and that the necessary premia have been paid or will be paid in accordance with the usual procedures applicable to any group insurance policy under which the relevant Property is insured.
E. Documents to be delivered
24. Executed copies of any Reliance Letter (if any) is provided at the option of the AMB Agent.
25. A duly completed Request for the relevant Loan.
26. Duly executed copies of the Finance Documents.
27. A duly executed copy of any other document or contract required by the Facility Agent (acting reasonably).

SCHEDULE 3
FORM OF REQUEST

To: From: Date:	[•] as Facility Agent [•] [•]
Dear Sirs,
€142,000,000 AMB LP Guaranteed Facility Agreement dated 30 May 2008 (the Agreement)
New Loan
1. We refer to the Agreement. This is a Request.
2. We wish to borrow an Loan on the following terms:
(a)	Name of Borrower(s):

(b)	Multiple Borrowers: [Yes/No]

(c)	If there are multiple Borrowers, please specify the proportion of the Loan per Borrower:

(d)	Utilisation Date: [a Business Day falling within the Availability Period]

(e)	Amount of Loan:

(f)	Currency of the Loan:

(g)	Purpose:

(h)	Any disclosures intended to be Permitted Disclosures regarding any of the Properties financed or refinanced by the Facilities:
3. Our payment instructions are: [include account details etc]
4. We confirm that each condition precedent under the Agreement which shall be satisfied on the date of this Request is so satisfied.
5. We confirm that you may deduct from the Loan (although the amount of the Loan will remain the amount requested above) any commitment fee due and payable at the Utilisation Date.
6. This Request is irrevocable.
Yours faithfully,

[BORROWER]
By:

SCHEDULE 4
CALCULATION OF THE MANDATORY COST
1. General

(a)	The Mandatory Cost is to compensate a Lender for the cost of compliance with:
(i)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions); or
(ii)	the requirements of the European Central Bank.
(b)	The Mandatory Cost is expressed as a percentage rate per annum.

(c)	The Mandatory Cost is the weighted average (weighted in proportion to the percentage share of each Lender in the relevant Loan) of the rates for the Lenders calculated by the Facility Agent in accordance with this Schedule on the first day of an Interest Period (or as soon as possible after then).

(d)	The Facility Agent shall distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

(e)	Any determination by the Facility Agent pursuant to this Schedule will be, in the absence of manifest error, conclusive and binding on all the Parties.

2. For a Lender lending from a Facility Office in the U.K.

(a)	The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formula:

in relation to sterling:

AB + C(B - D) + E x 0.01 100 - (A + C)	per cent. per annum
in euro or any other Eligible Currency:

E x 0.01 300	per cent. per annum
where on the day of application of the formula:

A is the percentage of that Lender’s eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing account in accordance with its cash ratio requirements;

B is the percentage rate of IBOR of the relevant Interest Period;

C is the percentage (if any) of the Lender’s eligible liabilities which the Bank of England requires it to place as an interest-bearing special deposit;

D is the percentage rate per annum payable by the Bank of England on interest bearing special deposits; and

E is calculated by the Facility Agent as being the average of the rates of charge under the fees rules supplied by the Lenders to the Facility Agent under Clause 2(d) of this Schedule and expressed in pounds per £1 million.

(b)	For the purposes of this Clause 2:
(i)	eligible liabilities and special deposit(s) have the meanings given to them at the time of application of the formula pursuant to the Bank of England Act 1998 or (as appropriate) by the Bank of England;
(ii)	fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook or any other law or regulation as may then be in force for the payment of fees for the acceptance of deposits;
(iii)	fee tariffs means the fee tariffs specified in the fees rules under fee-block Category A1 (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the fees rules but applying any applicable discount rate); and
(iv)	tariff base has the meaning given to it in, and will be calculated in accordance with, the fees rules.
(c)	(i)	in the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15. A negative result obtained by subtracting D from B is taken as zero.
(ii)	Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.
(d)	If requested by the Facility Agent, each Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent the rate of charge payable by that Lender to the Financial Services Authority under the fees rules for that financial year of the Financial Services Authority (calculated by that Lender as being the average of the fee tariffs applicable to that Lender for that financial year) and expressed in pounds per £1 million of the tariff base of that Lender.

(e)	Each Lender shall supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender. In particular, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(i)	the jurisdiction of its Facility Office; and

(ii)	any other information that the Facility Agent reasonably requires for that purpose.
Each Lender shall promptly notify the Facility Agent of any change to the information supplied to it under this Clause 2(e).

(f)	The rates of charge of each Reference Bank for the purpose of Clause 2(a) of this Schedule are determined by the Facility Agent based upon the information supplied to it under Clauses 2(d) and 2(e) of this Schedule. Unless a Lender notifies the Facility Agent to the contrary, the Facility Agent may assume that the Lender’s obligations in respect of cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

(g)	The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender. The Facility Agent is entitled to assume that the information provided by any Lender or Reference Bank under this Schedule is true and correct in all respects.
3. For a Lender lending from a Facility Office in a Participating Member State
(a)	The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent. This percentage rate per annum shall be certified by that Lender in its notice to the Facility Agent as its reasonable determination of the cost (expressed as a percentage of that Lender’s share in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

(b)	If a Lender fails to specify a rate under Clause 3(a) of this Schedule, the Facility Agent will assume that the Lender has not incurred any such cost.
4. Changes
(a)	The Facility Agent may, after consultation with the Borrowers and the Lenders, determine and notify all the Parties of any amendment to this Schedule which is required to reflect:
(i)	any change in law or regulation; or

(ii)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

(b)	If the Facility Agent, after consultation with the Borrowers, determines that the Mandatory Cost for a Lender lending from a Facility Office in the U.K. can be calculated by reference to a screen, the Facility Agent may notify all the Parties of any amendment to this Agreement which is required to reflect this.

SCHEDULE 5
FORMS OF TRANSFER DOCUMENTS

Part A
Form of Transfer Certificate for Transfers by Assignment

To:	[ING]

From:	[THE EXISTING BORROWER/ THE EXISTING LENDER] (the Existing Borrower/Lender) and [THE NEW BORROWER/ THE NEW LENDER] (the New Borrower /Lender)
€142,000,000 AMB LP Guaranteed Facility Agreement dated 30 May 2008 (the Agreement)
1. We refer to the Agreement. This is a Transfer Certificate.
2. In accordance with the terms of the Agreement:
(a)	the [Existing Borrower/Existing Lender] assigns absolutely to the [New Borrower/New Lender] all rights of the [Existing Borrower/Existing Lender] under the Agreement specified in the Schedule in regards to its obligations in accordance with the [Facility];

(b)	the [Existing Borrower/Existing Lender] is released from all its obligations under the Agreement which correspond to the [Existing Borrower/Existing Lender]’s rights specified in the Schedule including any corresponding portion of its Commitment specified in the Schedule; and

(c)	the [Existing Borrower/Existing Lender] becomes a [Borrower/ Lender] under the Agreement and is bound by obligations equivalent to those from which the Existing Lender is released under Clause 2(b) of this Schedule.
3. This Transfer Certificate shall be effective as of the date hereof.
4. The administrative details of the [Existing Borrower/Existing Lender] for the purposes of the Agreement are set out in the Schedule.
5. This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterpart were on a single copy of the Transfer Certificate.
6. The [Existing Borrower/Existing Lender] expressly acknowledges the limitations on the [Existing Borrower/Existing Lender]’s obligations in respect of this Transfer Certificate contained in the Agreement.
7. For the purposes of Article 1278 et seq. of the French Civil Code and Article 1271 et seq. of the Belgian Civil Code it is expressly agreed that the Finance Documents shall be preserved for the benefit of the New Lender in relation to the rights and obligations assumed by it under this Transfer Certificate.
8. This Transfer Certificate is governed by English law.

THE SCHEDULE
Rights and obligations to be transferred by assignment
[insert relevant details, including applicable Commitment (or part)]
Administrative details of the [New Borrower/New Lender]
[insert details of Facility Office, address for notices and payment details etc.]

[[Existing Borrower/Existing Lender]]	[Existing Borrower/Existing Lender]

By:	By:
The Transfer Date is confirmed by the Facility Agent as [•].
[ING], as Facility Agent, for and on behalf of each of the parties to the Agreement (other than the [Existing Borrower/Existing Lender] and the [Existing Borrower/Existing Lender])
By:
Note: It is the responsibility of each individual New Lender or New Borrower (as the case may be) to ascertain whether any other document or formality is required to perfect the transfer contemplated by this Transfer Certificate including any interest in security.

Part B
Form of Transfer Certificate — Transfers by Novation

To:	[ING]

From:	[THE EXISTING BORROWER/ EXISTING PROPCO/ EXISTING SHARECO/ THE EXISTING LENDER] (the Existing Borrower/ PropCo/ ShareCo/ Lender) and [THE NEW BORROWER/ THE NEW PROPCO/ THE NEW SHARECO/ THE NEW LENDER] (the New Borrower /Lender)
€142,000,000 AMB LP Guaranteed Facility Agreement dated 30 May 2008 (the Agreement)
We refer to the Agreement. This is a Transfer Certificate.
1. The [Existing Borrower/ Existing PropCo/ Existing ShareCo/ Existing Lender] transfers by novation to the [New Borrower/ New PropCo/ New ShareCo/ New Lender] the [Existing Borrower/ Existing PropCo/ Existing ShareCo/ Existing Lender]’s all of its rights and obligations referred to in the Schedule below in regards to its obligations in accordance with the Facility and in accordance with the terms of the Agreement.
2. The proposed Transfer Date is [•].
3. The administrative details of the [New Borrower/ New PropCo/ New ShareCo/ New Lender] for the purposes of the Agreement are set out in the Schedule.
4. The New Lender expressly acknowledges the limitations on the [Existing Borrower/ Existing PropCo/ Existing ShareCo/ Existing Lender]’s obligations in respect of this Transfer Certificate contained in the Agreement.
5. This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterpart were on a single copy of the Transfer Certificate.
6. For the purposes of Article 1278 et seq. of the French Civil Code and Article 1271 et seq. of the Belgian Civil Code it is expressly agreed that the Finance Documents shall be preserved for the benefit of the New Lender in relation to the rights and obligations assumed by it under this Transfer Certificate.
7. This Transfer Certificate is governed by English law.
Note: It is the responsibility of each individual [New Borrower/ New PropCo/ New ShareCo/ New Lender] to ascertain whether any other document or formality is required to perfect the transfer contemplated by this Transfer Certificate including any interest in security.

THE SCHEDULE
Rights and obligations to be transferred by novation
[insert relevant details, including applicable Commitment (or part)]
Administrative details of the [New Borrower/New Lender]
[insert details of Facility Office, address for notices and payment details etc.]
[THE EXISTING BORROWER/ EXISTING PROPCO/ EXISTING SHARECO/ THE EXISTING LENDER]
By:
[THE NEW BORROWER/ THE NEW PROPCO/ THE NEW SHARECO/ THE NEW LENDER]
By:
The Transfer Date is confirmed by the Facility Agent as [ ].
[ING],
By:

SCHEDULE 6

Part A
FINANCIAL COVENANTS
1. DEFINITIONS
For the purposes of this Schedule 6 (Financial Covenants), and to the extent not defined in Clause 1 (Interpretation) of this Agreement, the following additional definitions shall apply:
Accounting Date means:
(a)	in respect of financial covenants which are tested by reference to Accounting Periods of twelve (12) months, the last day of the relevant financial year; and

(b)	in respect of financial covenants which are tested by reference to Accounting Periods of six months, the day falling within six (6) months after the close of each financial year and the last day of the financial year;
except, in each such case, as adjusted (if applicable and at the option of the AMB Agent) to make sure that those dates fall on the same day of the week or otherwise with the consent of the Facility Agent and the AMB Agent.
Accounting Period means:
(a)	for the Loan Interest Cover Ratio, each period of six months ending on an Accounting Date for which financial statements are required to be prepared in accordance with Clause 19.2 (Financial Statements);

(b)	for each of the Fund Historic Debt Service Cover Ratio, Fund Projected Debt Service Cover Ratio, Fund Loan to Value and minimum Net Worth covenants, each period of twelve months ending on an Accounting Date for which financial statements are required to be prepared in accordance with Clause 19.2 (Financial Statements).
Accounting Principles means the accounting principles, standards, conventions and practices, from time to time and at any time, generally accepted as part of the accounting standard applicable in Luxembourg (or such other generally accepted accounting principles that may be used by the Logistics Fund and which are acceptable to the Facility Agent acting reasonably) in effect from time to time and commonly and consistently applied in practice.
Cure Act means an act or arrangement by a member of the Parent Group or the Logistics Fund Group that would cure any breach of any financial covenant in accordance with this Schedule including, but not limited to:
(a)	making an equity contribution which would result in the relevant Obligors being in compliance with their obligations under this Agreement;

(b)	the Borrowers making a voluntary prepayment of the Loans pursuant to Clause 8.4 (Voluntary Prepayment) in such an amount that would make the relevant Obligors in compliance with this Agreement; and

(c)	the issuing of a Credit Support or any other form of support that would cause the relevant Obligors to be in compliance with its obligations under this Schedule.
Financial Indebtedness means, with respect to a person, at the relevant time of computation thereof, the sum of all of the following (without duplication):
(a)	all obligations of such person for borrowed money;

(b)	all amounts owed by such person to financial institutions or other persons in respect of reimbursement obligations under commercial letters of credit, surety bonds and other similar instruments guaranteeing payment or performance of obligations by such person which, in any such case, are recognised as debt under the Accounting Principles;

(c)	all obligations for borrowed money secured by any Security Interest on any asset owned by such person to the extent attributable to such person’s interest in such asset, even though such person has not assumed or become liable for payment thereof;

(d)	all obligations of such person in respect of any capital or finance lease treated as such under Accounting Principles;

(e)	all obligations for Financial Indebtedness of other persons which such person has guaranteed or in respect of which there is otherwise recourse (except for guaranties of customary exceptions for fraud, misapplication of funds, mortgage registration costs, cross-collateralisation claims, environmental indemnities and other similar exceptions to recourse liability) to such person which, in any such case, are recognised as debt under the Accounting Principles;

(f)	all net obligations of such person under any derivative contract protecting against or benefiting from any fluctuations in any rate or price (and, except for any non-payment amount, the then mark to market value of the derivative transaction will be used to calculate the amount or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount); and

(g)	all obligations in respect of any shares which are redeemable at the sole discretion of the relevant shareholder within twelve (12) months.
Notwithstanding anything in the foregoing, Financial Indebtedness shall not include reimbursement obligations in respect of a standby letter of credit to the extent such obligations are cash collateralised or in respect of any Parent Group Shareholder Loan or Intra-Group Loans.
Financial Year means each annual accounting period ending on 31 December in each year.
Fund Historic Debt Service means, for any Historic Test Period, the aggregate of all interest charges, principal repayments, guarantee payments termination sums and other amounts which have fallen due to be paid by any Logistics Fund Group member in respect of any Financial Indebtedness due to third parties during such Historic Test Period but excluding lump sum amounts due at maturity.
Fund Historic Debt Service Cover Ratio means, in relation to a relevant Historic Test Period, the ratio of:
(a)	the aggregate operating revenues for the Fund Properties for that Historic Test Period based on operations at the Fund Properties (including, without limitation, revenues from Lease Documents) in effect during such Historic Test Period (taking into account, without limitation, Lease Documents which commenced and Lease Documents which terminated during the Historic Test Period), less (ii) the aggregate operating expenses relating to the Fund Properties for that Historic Test Period; to

(b)	Fund Historic Debt Service for that Historic Test Period.
Fund Loan to Value means, in respect of the Logistics Fund Group, the aggregate principal amount of all Financial Indebtedness incurred by members of the Logistics Fund Group to third parties expressed as a percentage to the aggregate value of all Fund Properties (determined in a manner consistent with the operating documents of the Logistics Fund and acceptable to the Facility Agent (acting reasonably)) taken together with the value of all other assets (including, without limitation, cash) of the Logistics Fund Group at the relevant time determined in accordance with Accounting Principles and in a manner consistent with the operating documents of the Logistics Fund.
Fund Projected Debt Service means, for any Projected Test Period, the aggregate of all interest charges, principal repayments, guarantee payments, termination sums and other amounts which are estimated to fall due to be paid by any Fund Logistics Group member in respect of any Financial Indebtedness due to third parties during such Projected Test Period but excluding lump sum amounts due at maturity.
Fund Projected Debt Service Cover Ratio means, in relation to a Projected Test Period, a calculation of the projected Logistics Fund debt service cover ratio estimated by the AMB Agent and approved by the Facility Agent in its reasonable discretion which will apply to such Projected Test Period, using the ratio of:
(a)	the estimated operating revenues for the Fund Properties for that Projected Test Period based on operations at the Fund Properties (including, without limitation, revenues from Lease Documents (and their equivalent in relation to properties and buildings which are not Properties) and any revenue enhancements which are reasonably likely to be in effect during such Projected Test Period (taking into account, without limitation, Lease Documents (and such equivalents) which will commence and Lease Documents (and such equivalents) which will terminate during the Projected Test Period) at the relevant time, less (ii) estimated operating expenses relating to the Fund Properties for that Projected Test Period based on the then current budget for the Fund Properties; to

(b)	estimated Fund Projected Debt Service for that Projected Test Period.
Fund Properties means, at any relevant time, all property and buildings (including, without limitation, the Properties) then owned by any member of the Logistics Fund Group, howsoever financed.

Historic Test Period means for the Fund Historic Debt Service Cover Ratio, each Accounting Period of 12 months beginning on the day after the last day of the immediately preceding Accounting Period and ending on the last day of the Accounting Period in respect of which the relevant calculation falls to be made. The first such Historic Test Period shall be for the period commencing on 1 January 2008 and ending on 31 December 2008.
Loan Interest Cover Ratio means, in relation to a Loan and with respect to a Projected Test Period, a calculation of the projected interest cover ratio estimated by the AMB Agent and approved by the Facility Agent in its reasonable discretion which will apply to such Projected Test Period, using the ratio of:
(a)	the estimated operating revenues for the Property financed by that Loan for that Projected Test Period based on operations at the Properties (including, without limitation, revenues from Lease Documents) and any other revenue enhancements which are reasonably likely to be in effect during such Projected Test Period (taking into account, without limitation, Lease Documents which will commence and Lease Documents which will terminate during the Projected Test Period) at the relevant time, less the estimated operating expenses relating to that Property for that Projected Test Period based on the then current budget for that Property; to

(b)	Loan Projected Interest Charges.
Loan Projected Interest Charges means, for any Projected Test Period and in respect of a Loan, the aggregate of all interest charges which will fall due to be paid by the relevant Borrower in respect of that Loan during such Projected Test Period.
Net Worth means, in respect of the Logistics Fund Group, in each case calculated on a consolidated basis at the end of the Logistics Fund Group’s Financial Year, the sum of:
(a)	the aggregate value of all Fund Properties (determined in a manner consistent with the operating documents of the Logistics Fund and acceptable to the Facility Agent (acting reasonably)) taken together with the value of all other assets (including without limitation cash) of the Logistics Fund Group at the relevant time determined in accordance with Accounting Principles as at the end of the relevant Financial Year;

(b)	less the aggregate principal amount of all Financial Indebtedness incurred by members of the Logistics Fund Group to third parties.
Parent Group Shareholder Loan means any loan made by any member of the Parent Group that is not a member of the Logistics Fund Group and shown as a shareholder loan in the balance sheet of the Logistics Fund Group delivered in respect of the relevant Financial Year.
Projected Test Period means:
(a)	for the Loan Interest Cover Ratio, each Accounting Period of 6 months beginning on the day after the last day of the immediately preceding Accounting Period and ending on the last day of the Accounting Period in respect of which the relevant look forward calculation falls to be made. The first such Projected Test Period commencing on 1 July 2008 shall be the first Accounting Period. However, in the case of the Loan Interest Cover Ratio tested as at (i) the

Utilisation Date of each Loan as set out in Clause 2.1(b) (Facility), the Projected Test Period shall be a period of 6 months starting on such Utilisation Date; and

(b)	for the Fund Projected Debt Service Cover Ratio, each Accounting Period of 12 months beginning on the day after the last day of the immediately preceding Accounting Period and ending on the last day of the Accounting Period in respect of which the relevant calculation falls to be made. The first such Projected Test Period shall be for the period commencing on 1 January 2008.
Testing Date means:
(a)	the Fund Historic Debt Service Cover Ratio will be tested on the basis of an Historic Test Period with reference first to the Financial Year ended 31 December 2008 and with reference to each Financial Year end thereafter within one hundred and twenty (120) days of such Financial Year end and by reference to the then most recent annual audited consolidated financial statements of the Logistics Fund Group;

(b)	the Loan Interest Cover Ratio shall be tested in relation to a Loan on the basis of a Projected Test Period:
(i)	as at its Utilisation Date; and

(ii)	as at the financial half year ended 30 June 2008, each financial half year ended on a semi-annual date (i.e. 30 June) thereafter and each Financial Year ended thereafter, in each case within one hundred and twenty (120) days of such Financial Year end or, as the case may be, within ninety (90) days of such financial half year end;
(c)	the Fund Loan to Value ratio shall be tested with reference to the next following Financial Year ending on 31 December 2008 and each Financial Year end thereafter, in each such case within one hundred and twenty (120) days of such Financial Year end and by reference to the then most recent annual audited consolidated financial statements of the Logistics Fund Group.

(d)	the minimum Net Worth of the Logistics Fund Group shall be tested with reference to the next following Financial Year ending on 31 December 2008 and each Financial Year end thereafter, in each such case within one hundred and twenty (120) days of such Financial Year end and by reference to the then most recent annual audited consolidated financial statements of the Logistics Fund Group.
2. BASIS OF CALCULATIONS
2.1 No item shall be deducted or credited more than once in any calculation.
2.2 All the terms defined in paragraph 1 of this Schedule are to be determined on a consolidated basis and in accordance with the Accounting Principles and terminology applied by the Borrowers in accordance with this Schedule, consistently applied.

2.3 The financial covenant(s) set out in paragraphs 3.1 to 3.4 shall be tested by reference to the applicable set of financial statements delivered pursuant to Clause 19.2 (Financial Statements) upon delivery of the relevant Compliance Certificate under Clause 19.7 (Compliance Certificate).
2.4 Save as otherwise provided in this Schedule, to the extent that the relevant Compliance Certificate when delivered indicates that as at any Testing Date any calculation is breached, the Borrower(s) shall be entitled to calculate or recalculate such covenant ten (10) Business Days after the date of the relevant Compliance Certificate with the benefit of any Cure Act, provided that:
(a)	in respect of any breach for any Historic Test Period, such Cure Act has in fact been made as at the date the recalculated Compliance Certificate is delivered; and

(b)	in respect of any Projected Test Period, the Facility Agent is satisfied (acting reasonably) that any proposed Cure Act will be made, and so that if such Cure Act is made or the Facility Agent is satisfied (acting reasonably) that it will be made no breach of any calculation shall arise or be deemed to have arisen.
2.5 The AMB Agent shall on behalf of the Borrowers shall provide the Facility Agent with the Compliance Certificate pursuant to Clause 24.7 (Compliance Certificate) within the date specified therein together with all necessary information and in reasonable detail as may be reasonably requested by the Facility Agent to enable it to confirm compliance with the financial covenants set out in this Schedule 6 (Financial Covenants) as at the relevant Test Date.
3. COVENANTS
3.1 Debt Service Cover Ratio
(a)	As at each Testing Date, the Fund Historic Debt Service Cover Ratio shall be not less than 1.15:1 provided that failure to satisfy this test shall not constitute or be deemed to constitute a Trigger Event or an Event of Default unless the requirements of paragraph 3.1(e) of this Schedule 6 (Financial Covenants) are not met.

(b)	The Borrowers may make a Cure Act in respect of any breach of paragraphs 3.1(a) or (b) of this Schedule 6 (Financial Covenants) on or before the date falling ten (10) Business Days after the date after the date of the Compliance Certificate in which the requirements of paragraph 3.1(a) or (b) of this Schedule 6 (Financial Covenants) are not met.

(c)	If the Borrowers make a Cure Act in respect of any breach pursuant to paragraph 3.1(c) no breach shall be deemed to have occurred and paragraph 2.3 of this Schedule 6 (Financial Covenants) shall apply.

(d)	In the event that the test set out in paragraph 3.1(a) is not satisfied, the AMB Agent may arrange for a Fund Projected Debt Service Cover Ratio to be carried out in respect of the 12 month period starting the day after the end of the Historic Test Period by reference to which such Fund Historic Debt Service Cover Ratio was tested but looking forward for the next 12 month Accounting Period. If this Fund Projected Debt Service Cover Ratio is not less than

1.15:1, any failure to satisfy the Fund Historic Debt Service Cover Ratio as at the same Testing Date shall not constitute or be deemed to constitute a Trigger Event or an Event of Default.
3.2 Interest Cover Ratio
(a)	As at each Testing Date, the Loan Interest Cover Ratio for each Loan at that time outstanding shall be not less than 1.25:1

(b)	The relevant Borrowers may make a Cure Act in respect of any breach of paragraph 3.2(a) of this Schedule 6 (Financial Covenants) to the Facility Agent’s satisfaction (acting reasonably) on or before the date falling ten (10) Business Days after the date of the Compliance Certificate in which the requirements of paragraph 3.2(a) of this Schedule 6 (Financial Covenants) were not met.

(c)	If a Borrower makes a Cure Act in respect of any breach pursuant to paragraph 3.2(b), no breach shall be deemed to have occurred and paragraph 2.3 of this Schedule 6 (Financial Covenants) shall apply.
3.3 Fund Loan to Value
(a)	As at each relevant Testing Date the Fund Loan to Value shall not exceed 75 per cent.

(b)	Notwithstanding paragraph 3.3(a) of this Schedule 6 (Financial Covenants), the Logistics Fund shall use its reasonable efforts to ensure that the Fund Loan to Value for each Test Period as measured in accordance with the operating documents of the Logistics Fund (and acceptable to the Facility Agent (acting reasonably)) thereafter shall be sixty five (65) per cent. or less as required by the operating documents of the Logistics Fund from time to time provided that failure to do so shall not constitute or be deemed to constitute a Trigger Event or an Event of Default unless the requirements of paragraph 3.3(a) of this Schedule 6 (Financial Covenants) are not met.

(c)	Any Obligor may make a Cure Act in respect of any breach of paragraph 3.3(a) of this Schedule 6 (Financial Covenants) to the Facility Agent’s satisfaction (acting reasonably) on or before the date falling ten (10) Business Days after the date of the issuance of the Compliance Certificate in which the requirements of those paragraphs are determined not to be met.

(d)	If an Obligor makes a Cure Act in respect of any breach pursuant to paragraph 3.3(a), no breach shall be deemed to have occurred and paragraph 2.3 of this Schedule 6 (Financial Covenants) shall apply.
3.4 Minimum Net Worth
(a)	As at each relevant Testing Date, the minimum Net Worth of the Logistics Fund shall be not less than Euro 150,000,000.

(b)	Any Obligor may make or procure that there is made by a third party a Cure Act in respect of any breach of paragraph 3.4 (a) of this Schedule 6 (Financial Covenants) on or before the date falling ten (10) Business Days after date of the issuance of the Compliance Certificate in which the requirements of paragraph 3.4(a) of this Schedule 6 (Financial Covenants) are determined not to be met.

(c)	If an Obligor makes or procures the making of a Cure Act in respect of any breach pursuant to this paragraph 3.4, no breach shall be deemed to have occurred and paragraph 2.3 of this Schedule 6 (Financial Covenants) shall apply.

Part B
FORM OF COMPLIANCE CERTIFICATE FOR USE WITH RESPECT TO
FINANCIAL COVENANTS TESTED AS AT 31 DECEMBER1

To:	[ING] as Facility Agent

From:	AMB Agent

Date:	[●]
Dear Sirs
 €142,000,000 AMB LP Guaranteed Facility Agreement dated 30 May 2008 (the Agreement)
1. We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this certificate. This is a Compliance Certificate.
2. We confirm that, as at the Accounting Date 31 December [insert year]:
(a)	the Fund Historic Debt Service Ratio is [•] per cent. calculated as follows:

[•]

(b)	[the Fund Projected Debt Service Cover Ratio is [•] per cent. calculated as follows:

[•]][2]

(c)	the Loan Interest Cover Ratio is [•] per cent. calculated as follows:

[•]

(d)	the Fund Loan to Value is [•] per cent. calculated as follows:

[•]

(e)	Net Worth is [•] calculated as follows:

[•]

[1]	To be first provided with reference to the Testing Period ended 31 December 2008 and to be supplied within 120 days of each relevant Financial Year end.

[2]	Only required to be provided if Fund Historic Debt Service Cover test is not met.

Yours faithfully
AMB Agent
By:

Part C
FORM OF COMPLIANCE CERTIFICATE FOR USE WITH RESPECT TO
FINANCIAL COVENANTS TESTED AS AT 30 JUNE3

To:	[ING] as Facility Agent

From:	AMB Agent

Date:	[•]
Dear Sirs
€142,000,000 AMB LP Guaranteed Facility Agreement dated 30 May 2008 (the Agreement)
1. We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this certificate. This is a Compliance Certificate.
2. We confirm that, as at the Accounting Date 30 June [insert year]:
(a)	the Portfolio Historic Debt Service Cover Ratio is [•] per cent. calculated as follows:

[•]

(b)	[the Portfolio Projected Debt Service Cover Ratio is [•] per cent. calculated as follows:

[•]][4]

(c)	the Loan Interest Cover Ratio is [•] per cent. calculated as follows:

[•]
Yours faithfully
AMB Agent
By:

[3]	To be first provided with reference to Testing Periods ended [•] 2008 and to be supplied within 90 days of each relevant financial half year thereafter ending 30 June.

[4]	Only required to be provided if Portfolio Historic Debt Service Cover test is not met or if requested by ING under Clause 3.1.

SCHEDULE 7
FORM OF TEG LETTER
[ON THE LETTERHEAD OF THE FACILITY AGENT]

From:	ING Real Estate Finance (France) SAS

To:	[each (French) Original Borrower]
Date:   [*] 2008
Dear Sirs,
€142,000,000 AMB LP Guaranteed Facility Agreement dated 30 May 2008 (the Agreement)
We refer to the Agreement. Terms defined in the Agreement shall bear the same meaning in this letter unless otherwise defined in this letter.
(a)	This is the letter referred to in Clause 13.1 (France) of the Agreement.

(b)	The applicable effective global rate (taux effectif global) referred to in Clause 13.1 (France), calculated on the basis of a 365 day year, are as examples:
(i)	for an Interest Period of three months and at EURIBOR rate of [ ]% per annum, [ ]% (which corresponds to a taux de période of [Period rate to be inserted]% for a durée de période of three months);

(ii)	for an Interest Period of three months and at EURIBOR rate of [ ]% per annum, [ ]% (which corresponds to a taux de période of [Period rate to be inserted]% for a durée de période of three months); and

(iii)	for an Interest Period of three months and at EURIBOR rate of [ ]% per annum, [ ]% (which corresponds to a taux de période of [Period rate to be inserted]% for a durée de période of three months);
(c)	The above rates:
	(i)	are given on an indicative basis and for information only, in order to comply with the provisions of articles L. 313-1 to L. 313-6 of the French Consumer Code;

(ii)	are calculated on the basis that:
(A)	drawdown for the full amount Loan will be made on [•] 2008;

(B)	the EURIBOR rate, expressed as an annual rate, is as fixed on [•] 2008;

(C)	the Margin is[•] per cent. per annum, for a Loan; and

(iii)	take into account the commissions and various fees and expenses payable by you on the terms of the Agreement.
This letter is designated a Finance Document.
We should be grateful if you would confirm your acceptance of the terms of this letter by signing and returning to us the enclosed copy.
Yours faithfully,

ING Real Estate Finance N.V.

as Facility Agent

We agree to the above.

[•]

SCHEDULE 8
FORM OF DEED OF SUBORDINATION
THIS DEED OF SUBORDINATION is dated [•].
Between
(1)	THE COMPANIES listed in Part A of Schedule 1 hereto (the Obligors)[5];

(2)	THE COMPANIES listed in Part B of Schedule 1 hereto (the Subordinated Creditors)[6];

(3)	THE FINANCIAL INSTITUTIONS listed in Part C of Schedule 1 hereto (the Lenders); and

(4)	ING REAL ESTATE FINANCE NV (the Facility Agent) as Facility Agent.
It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
1. INTERPRETATION
1.1 Definitions
In this Deed:
Facility Agreement means the facility agreement dated on or about the date of this Deed between (among others) the Obligors and certain Affiliates of the Obligors and the Facility Agent.
Finance Document means a Finance Document as defined in the Facility Agreement.
Intra-Group Loans means all loans provided by a Subordinated Creditor to a Borrower.
Liability means any present or future liability (actual or contingent) whether or not matured or liquidated, together with:
(a)	any refinancing, novation, deferral or extension of that liability;

[5]	Subordination Deed is not required to be entered into by all Obligors under the Finance Documents. It is only required to be entered into by certain of the Obligors, Original Lenders, Facility Agent and certain other members of the Group to subordinate any and all Intra-Group Loans made directly to Borrowers.

[6]	See note immediately above.

(b)	any further advance which may be made under any agreement expressed to be supplemental to any document in respect of that liability, together with all related interest, fees and costs;

(c)	any claim for damages or restitution in the event of rescission of that liability or otherwise;

(d)	any claim flowing from any recovery by a payment or discharge in respect of that liability on grounds of preference or otherwise; and

(e)	any amount (such as post-insolvency interest) which would be included in any of the above but for its discharge, non-provability, unenforceability or non-allowability in any insolvency or other proceedings.
New Obligor is an Obligor that accedes to this Deed in accordance with Clause 16 (Changes to the Parties) of this Deed.
Party means a party to this Deed.
Permitted Payment means all payments (including interest, principal and fees), set-offs, purchases or distributions prior to an Enforcement Event which is continuing in relation to the relevant Obligor.
Senior Creditor means any Lender and the Facility Agent.
Senior Debt means all Liabilities payable or owing by any Obligor to a Senior Creditor under or in connection with the Loans which have been provided to the Obligor to whom a Subordinated Creditor has made an Intra-Group Loan.
Subordinated Creditor means each Obligor that is a creditor under a Subordinated Finance Document.
Subordinated Debt means all Liabilities payable or owing by an Obligor to a Subordinated Creditor under or in connection with any Subordinated Finance Document.
Subordinated Finance Document means:
(a)	each of the Intra-Group Loans; and

(b)	any document or instrument evidencing indebtedness for borrowed money owed to a Subordinated Creditor by, or guarantees or indemnities in respect of such indebtedness for borrowed money or such Intra-Group Loans provided to a Subordinated Creditor by a Borrower.
Subordination Period means the period beginning on the date of this Deed and ending on the date on which the relevant Senior Debt has been unconditionally and irrevocably paid and discharged in full by the relevant Obligor.
1.2 Construction
(a)	Capitalised terms defined in the Facility Agreement have, unless expressly defined in this Deed, the same meaning in this Deed.

(b)	The provisions of clause 1.2 (Construction) of the Facility Agreement apply to this Deed as though they were set out in full in this Deed except that references to the Facility Agreement are to be construed as references to this Deed.

(c)	Any undertaking of an Obligor or a Subordinated Creditor under this Deed remains in force during the Subordination Period.

(d)	If the Facility Agent considers (acting reasonably) that an amount paid to a Senior Creditor under a Finance Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, then that amount will not be considered to have been irrevocably paid for the purposes of this Deed.

(e)	This is the Deed of Subordination.
2. UNDERTAKINGS
2.1 Undertakings of the Obligors
(a)	Except as provided below, no Obligor may:
(i)	except for Permitted Payments, pay or repay, or make any distribution in respect of, any of the Subordinated Debt, in cash or kind;

(ii)	except for Permitted Payments, allow any of its Subsidiaries to purchase or acquire any of the Subordinated Debt;

(iii)	except for Permitted Payments, discharge any of the Subordinated Debt by set-off;

(iv)	except for Permitted Encumbrances, create or allow to exist any Security Interest over any of its assets for any of the Subordinated Debt; or

(v)	take or omit to take any action which is reasonably likely to impair the subordination achieved or intended to be achieved by this Deed.
(b)	Notwithstanding Clause 2.1(a) above, an Obligor may:
(i)	do anything prohibited by Clause 2.1(a) above if the Facility Agent agrees (acting reasonably); and

(ii)	make any payment or effect any transfer or disposal expressly allowed under any Finance Document.
2.2 Undertakings of Subordinated Creditor
(a)	Except as provided below, no Subordinated Creditor may:
(i)	except for Permitted Payments or Permitted Encumbrances, demand or receive payment of, or any distribution in respect or on account of, any of the Subordinated Debt in cash or in kind from an Obligor or any other source;

(ii)	except for Permitted Payments or Permitted Encumbrances, apply any money or assets in discharge of any Subordinated Debt;

(iii)	except for Permitted Payments or Permitted Encumbrances, discharge any of the Subordinated Debt by set-off;

(iv)	except for Permitted Payments or Permitted Encumbrances, allow to exist or receive any Security Interest for any of the Subordinated Debt; or

(v)	take or omit to take any action which is reasonably likely to impair the subordination achieved or intended to be achieved by any Finance Document.
(b)	Notwithstanding Clause 2.2(a) above, a Subordinated Creditor may.
(i)	do anything prohibited by Clause 2.2(a) above if the Facility Agent agrees (acting reasonably); and

(ii)	receive any payment or effect any transfer or disposal expressly allowed under any Finance Document.
3. AMENDMENTS TO THE SUBORDINATED FINANCE DOCUMENTS
After the occurrence of an Enforcement Event which is continuing in relation to the Obligor, no Obligor nor a Subordinated Creditor may amend, waive or release any term of the Subordinated Finance Documents, except for an amendment which:
(a)	is a procedural, administrative or other change; and

(b)	does not prejudice any Liability in favour of a Senior Creditor or impair the subordination achieved or intended to be achieved by this Deed.
4. TURNOVER OF NON-PERMITTED RECOVERIES
4.1 Non-permitted payment
If:
(a)	a Subordinated Creditor receives a payment or distribution in respect of any of the Subordinated Debt from an Obligor or any other source other than as allowed under this Deed; or

(b)	a Subordinated Creditor receives the proceeds of any enforcement of any Security Interest or any guarantee or other assurance against financial loss for any Subordinated Debt other than as allowed under this Deed, that Subordinated Creditor shall hold the amount received by it (up to a maximum of an amount equal to the Senior Debt) on trust or hold for the account of (as the case may be) for the Senior Creditors and immediately pay that amount (up to that maximum) to the Facility Agent for application against the relevant Senior Debt.
5. SUBORDINATION ON INSOLVENCY
5.1 Insolvency
If any of the events set out in Clause 22.6 (Insolvency) or Clause 22.7 (Insolvency Proceedings) of the Facility Agreement occur in respect of an Obligor unless in the case of a presentation of a petition for winding-up presented by a creditor, it is being contested in good faith and with due diligence and is discharged or struck out within fourteen (14) days, the Subordinated Debt of that Obligor will be subordinate in right of payment to the Senior Debt.
5.2 Procedure
(a)	If this Clause 5 applies:
(i)	the Facility Agent may, after and during the continuance of an Enforcement Event in relation to the relevant Obligor, and is irrevocably authorised on behalf of the Subordinated Creditors to:
(A)	claim, enforce and prove for the Subordinated Debt;

(B)	file claims and proofs, give receipts and take any proceedings in respect of the Subordinated Debt;

(C)	do anything which the Facility Agent sees fit to recover the Subordinated Debt; and

(D)	receive all distributions on the Subordinated Debt for application against the relevant Senior Debt;
(ii)	if and to the extent that the Facility Agent is not entitled to do anything mentioned in Clause 5.2(a) above, the Subordinated Creditors shall do so in good time and as directed by the Facility Agent;

(iii)	the Subordinated Creditors shall:
(E)	hold all payments and distributions in cash or in kind, which are not Permitted Payments, received or receivable by the Subordinated Creditors in respect of the Subordinated Debt from the Obligors or from any other source on trust for the Senior Creditors; and

(F)	pay and transfer them to the Facility Agent for application against the relevant Senior Debt;
(iv)	the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of an Obligor or their proceeds is directed to pay all payments and distributions on the Subordinated Debt direct to the Facility Agent; and

(v)	the Subordinated Creditors shall give any notice and do anything which the Facility Agent may direct to give effect to this sub-Clause.
6. ENFORCEMENT BY SUBORDINATED CREDITORS
During the Subordination Period and after the occurrence of an Enforcement Event that is continuing in relation to the relevant Obligor, no Subordinated Creditor may:
(a)	accelerate any of the Subordinated Debt or otherwise declare any of the Subordinated Debt prematurely payable;

(b)	enforce the Subordinated Debt by execution or otherwise;

(c)	initiate or support or take any steps with a view to:
(i)	any insolvency, liquidation, reorganisation, administration or dissolution proceedings; or

(ii)	any voluntary arrangement or assignment for the benefit of creditors; or

(iii)	any similar proceedings,
involving an Obligor, whether by petition, convening a meeting, voting for a resolution or otherwise; or

(d)	otherwise exercise any remedy for the recovery of the Subordinated Debt.
7. CONSENTS
(a)	No Subordinated Creditor will have any remedy against an Obligor or any Senior Creditor by reason of any transaction entered into between a Senior Creditor and an Obligor (under or in connection with the Finance Documents) which conflicts with any Subordinated Finance Document or results in a potential event of default or an event of default (however described) under any Subordinated Finance Document.

(b)	Any waiver or consent granted by or on behalf of any Senior Creditor in respect of any Finance Document will also be deemed to have been given by the Subordinated Creditors if any transaction or circumstances would, in the absence of that waiver or consent by the Subordinated Creditors:
(i)	conflict with any term of any Subordinated Finance Document; or

(ii)	result in a potential event of default or an event of default (however described) under any Subordinated Finance Document.
8. REPRESENTATIONS
8.1 Representations
The representations set out in this Clause are made by each Subordinated Creditor to each Senior Creditor.
9. STATUS
It is duly incorporated or established and validly existing under the laws of the country of its incorporation or establishment.
9.1 Powers and authorities
It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, this Deed and the transactions contemplated by this Deed.
9.2 Legal validity
Subject to the Legal Reservations, this Deed constitutes its legally valid, binding and enforceable obligation.

9.3 Non-conflict
The entry into and performance by it of, and the transactions contemplated by, this Deed do not and will not conflict with:
(a)	its constitutional documents; or

(b)	any applicable law or regulation or any document which is binding upon it or any of its assets to an extent or in a manner which constitutes a breach of its contractual or legal obligations in a manner which, in any case, is reasonably likely to have a Material Adverse Effect.
9.4 Authorisations
As at the date of this Deed, all material authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Deed, and without which there is reasonably likely to be a Material Adverse Effect, have been obtained or effected (as appropriate) and are in full force and effect or, in each case, will be when required.
9.5 Subordinated Debt
(a)	It is the sole legal and beneficial owner of the Subordinated Debt and of the benefits of the Subordinated Finance Documents free (except as permitted under the Finance Documents) from any Security Interest, option or subordination in favour of any person other than the Senior Creditors; and

(b)	Except as permitted under this Deed, the Subordinated Debt is not subject to any set-off, counterclaim or other defence.
The representations set out in this Clause are made by each Subordinated Creditor on the date of this Deed.
10. PROTECTION OF SUBORDINATION
10.1 Continuing subordination
The subordination provisions in this Deed constitute a continuing subordination and will benefit the ultimate balance of all of the relevant Senior Debt, regardless of any intermediate payment or discharge in whole or in part.
10.2 Waiver of defences
The subordination in this Deed and the obligations of the Subordinated Creditors under this Deed will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice the subordination or any of those obligations. This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	except as expressly provided under the Finance Documents, any release of any person under the terms of any composition or arrangement;

(c)	except as expressly provided under the Finance Documents, the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security; or

(g)	any unenforceability, or invalidity of any obligation of any person under any Finance Document or any other document or security.
10.3 Immediate recourse
Each Subordinated Creditor waives any right they may have of first requiring any Senior Creditor (or any trustee or other agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming the benefit of this Deed.
10.4 Appropriations
Until the relevant Senior Debt has been irrevocably paid in full, the Facility Agent may:
(a)	refrain from applying or enforcing any other moneys, security or right held or received by a Senior Creditor (or any trustee or agent on its behalf) in respect of those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise), without affecting the liability of the Subordinated Creditors under this Clause; and

(c)	hold in an interest-bearing suspense account any moneys or distributions received from the Subordinated Creditors under this Deed.
10.5 Non-competition
Unless:
(a)	the relevant Senior Debt has been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs, the Subordinated Creditors will not by virtue of any payment or performance by it under this Deed or by virtue of the operation of any Clause of this Deed:

(c)	be subrogated to any rights, security or moneys held, received or receivable by any Senior Creditor (or any trustee or other agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Subordinated Creditor’s liability under this Deed; or

(d)	claim, rank, prove or vote as a creditor of any Obligor or other person or its estate in competition with any Senior Creditor (or any trustee or other agent on its behalf); or

(e)	except as permitted under this Deed, receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor or other person.
11. INFORMATION BY SUBORDINATED CREDITORS
11.1 Defaults
The Subordinated Creditors shall, notify the Facility Agent of the occurrence of any acceleration under the Subordinated Finance Documents promptly upon becoming aware of it.
11.2 Amount of Subordinated Debt
Each Subordinated Creditor shall on request by the Facility Agent (acting reasonably) notify it of details of the amount of the Subordinated Debt.
12. SUBROGATION BY SUBORDINATED CREDITORS
If any of the relevant Senior Debt is wholly or partially paid out of any proceeds received in respect of or on account of the Subordinated Debt, the Subordinated Creditors will to that extent be subrogated to the relevant Senior Debt so paid (and all securities and guarantees for that Senior Debt) but not before all the relevant Senior Debt is paid in full.
13. PRESERVATION OF SUBORDINATED DEBT
Notwithstanding any term of this Deed postponing, subordinating or preventing the payment of any of the Subordinated Debt, the Subordinated Debt concerned will, solely as between the Obligors and the Subordinated Creditors, remain owing or due and payable in accordance with the terms of the Subordinated Finance Documents, and interest and default interest will accrue on missed payments accordingly.
14. RESPONSIBILITY OF THE FACILITY AGENT
14.1 Rights and responsibility of the Facility Agent
The Facility Agent will not be liable to the Subordinated Creditors for the manner of exercise of or for any non-exercise of or for any non-exercise of its powers under this Deed or failure to collect or preserve the Subordinated Debt.
14.2 Non-derogation
Nothing contained in this Deed in any manner affects the rights or remedies of any Senior Creditor under the Finance Documents.
15. TREATMENT OF DISTRIBUTION
15.1 Realisation
If any Senior Creditor receives any distribution otherwise than in cash in respect of the Subordinated Debt from an Obligor or from any other source, the relevant Senior Debt will not be deemed reduced by the distribution until and except to the extent that the realisation proceeds are applied towards that Senior Debt.

15.2 Transfer of distributions
After the occurrence of an Enforcement Event in relation to the relevant Obligor, each of the relevant Subordinated Creditors and that Obligor shall do anything which the Facility Agent may reasonably require as being necessary or desirable to transfer to the Facility Agent all payments and distributions which shall be made to or held in trust for the Senior Creditors, including endorsements and execution of formal transfers.
15.3 Currencies
(a)	All moneys received or held by the Facility Agent under this Deed at any time on or after the enforcement of this Deed in a currency other than a currency in which the Senior Debt is denominated may be sold for any one or more of the currencies in which the Senior Debt is denominated and which the Facility Agent considers necessary or desirable.
(b)	Each Obligor shall indemnify the Facility Agent against any loss or liability incurred in relation to any sale. The Facility Agent will have no liability to any Party in respect of any loss resulting from any fluctuation in exchange rates after any such sale.
16. CHANGES TO THE PARTIES
16.1 The Obligors and the Subordinated Creditors
(a)	Neither the Obligors nor any of the Subordinated Creditors may assign or transfer any of its rights or obligations under this Deed:
(ii)	without the prior consent of the Facility Agent (not to be unreasonably withheld or delayed); or

(iii)	as expressly permitted in the Facility Agreement.
(b)	Subject to Clause 16.1(c), a New Obligor or a new Subordinated Creditor may accede to this Deed, at any time.
(c)	An accession of a New Obligor or a new Subordinated Creditor to this Deed will only be effective if:
(i)	the Facility Agent’s consent is obtained prior to the accession (not to be unreasonably withheld or delayed); and

(ii)	the new Subordinated Creditor confirms to the Facility Agent in form and substance satisfactory to the Facility Agent that it is bound by its obligations pursuant to this Deed; and/or

(iii)	the New Obligor confirms to the Facility Agent in form and substance satisfactory to the Facility Agent that it is bound by its obligations to the Finance Parties pursuant to this Deed and the Finance Documents equivalent to those it would have been under if it were an Original Obligor.
16.2 The Senior Creditors
(a)	Any Senior Creditor may assign or otherwise dispose of all or any of its rights under this Deed in accordance with the Finance Documents to which it is a party.

(b)	References to the Facility Agent in this Deed include any successor Facility Agent (as appropriate) appointed under the Facility Agreement.
17. MISCELLANEOUS
17.1 Perpetuity
The perpetuity period for the trusts in this Deed is 80 years.
17.2	Trust
Each of the Subordinated Creditors and the Obligors acknowledges that:
(a)	the undertakings given by them and contained in this Deed;

(b)	the other rights, title and interests constituted by this Deed; and

(c)	all other monies and assets paid to, held by or received or recovered by the Facility Agent under or in connection with this Deed, are held by the Facility Agent on trust for the Senior Creditors.
17.3 Power of attorney
By way of security for the obligations of the Subordinated Creditors under this Deed, each of the Subordinated Creditors and the Obligors irrevocably appoints the Facility Agent as its attorney to do anything after and during the continuance of an Enforcement Event in relation to the relevant Obligor which the Subordinated Creditors or the Obligors is required to do by this Deed but has failed to do. The Facility Agent may delegate this power.
17.4 Set-off
(a)	At any time after an Event of Default is continuing in relation to an Obligor, a Senior Creditor may set off any matured obligation owed to it by that Subordinated Creditor under this Deed (to the extent beneficially owned by that Senior Creditor) against any matured obligation owed by that Senior Creditor to that Subordinated Creditor under the Finance Documents, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Senior Creditor may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. That Finance Party shall promptly notify the relevant Obligor of the effecting of any such set-off.
(b)	The Facility Agent shall promptly notify the AMB Agent of the effecting of any such set-off.
17.5 Default interest
(a)	If a Subordinated Creditor fails to pay any amount payable by it under this Deed to a Senior Creditor, it shall, on demand by the Facility Agent, pay interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgement.

(b)	Interest on an overdue amount is payable at a rate equal to the aggregate of:
(i)	2 per cent.;

(ii)	the rate quoted by the Facility Agent to leading banks in the London interbank market on the relevant rate fixing day for the offering of deposits in the currency of the overdue amount during the period of non-payment; and

(iii)	the cost of compliance with the requirements of the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority) in relation to the overdue amount, as certified by the Facility Agent.
(c)	For the purpose of determining the relevant rate under Clauses 17.5(a) and 17.5(b) of this Deed, the Facility Agent may (acting reasonably):
(i)	select successive periods of any duration of up to three months; and

(ii)	determine the appropriate rate fixing day for that period.
(d)	Interest (if unpaid) on an overdue amount will be compounded at the end of each period selected by the Facility Agent under Clause 17.5(a) above but will remain immediately due and payable.
(e)	Any interest accruing under this Sub-clause accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) or three hundred and sixty-five (365) days or otherwise, depending on what the Facility Agent determines is market practice.
17.6 Certificates and determinations
Any certification or determination by a Security Party of a rate or amount under this Deed will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.
18. NOTICES
18.1 In writing
(a)	Any communication in connection with this Deed shall be in writing and, unless otherwise stated, may be given in person, by post, fax or any electronic communication approved by the Facility Agent.
(b)	For the purpose of this Deed, an electronic communication will be treated as being in writing.
(c)	Unless it is agreed to the contrary, any consent or agreement required under this Deed shall be given in writing.
18.2 Contact details
(a)	The contact details of the Subordinated Creditors and Obligors for all notices in connection with this Deed are those of the AMB Agent as listed at Clause 18.2(b).

(b)	The contact details of the AMB Agent for this purpose are:

Address:	AMB Europe Fund I FCP-FIS
5, allée Scheffer
L-2520 Luxembourg

Fax:	+352 26 86 77 99

Phone:	+352 26 86 77 11

Attention:	The managers of AMB Fund Management S.à.r.l.

With a copy to:	AMB Europe Fund I FCP-FIS

Address:	WTC Amsterdam H-13
Zuidplein 108
1077 XV Amsterdam
The Netherlands

Fax:	+31 (0)20 797 1901

Phone:	+31 (0)20 797 1900

Attention:	Cash management
With a cc to the attention of: General Counsel

With a copy to:	AMB Property, L.P.

Address:	Pier 1, Bay 1
San Francisco, California 94111
United States

Fax:	+1-415-394-9001

Phone:	+1-415-394-9000

Attention:	SVP, Capital Markets
With a cc to the attention of: General Counsel
(c)	The contact details of the Lenders for all notices in connection with this Deed are:

Address: ING Real Estate Finance NV, Schenkkade 65, 2595AS ‘s-Gravenhage, The Netherlands

Fax number: +31 (0)70 341 9320

Attention: Mario van Teijlingen

(d)	The contact details of the Facility Agent for all notices in connection with this Deed are:

Address: ING Real Estate Finance NV, Schenkkade 65, 2595AS ‘s-Gravenhage, The Netherlands

Fax number: +31 (0)70 341 9320

Attention: Mario van Teijlingen

(e)	Any Party may change its contact details by giving five (5) Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(f)	Where a Party nominates a particular department or officer to receive a notice, a notice will not be effective if it fails to specify that department or officer.
18.3 Effectiveness
(a)	Except as provided below, any notice in connection with this Deed will be deemed to be given as follows:
(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five (5) days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

(iii)	if by fax, when received in legible form.
(b)	A communication given under Clause 18.3(a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.
(c)	A notice to the Facility Agent will only be effective on actual receipt by it.
19. LANGUAGE
Any notice given in connection with this Deed shall be in English.
20. SEVERABILITY
(a)	If a term of this Deed is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:
(i)	the legality, validity or enforceability in that jurisdiction of any other term of this Deed; or

(ii)	the legality, validity or enforceability in any other jurisdiction of that or any other term of this Deed.
21. WAIVERS AND REMEDIES CUMULATIVE
(a) The rights of each Senior Creditor under this Deed:
(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under the general law; and

(iii)	may be waived only in writing and specifically. Delay in exercising or non-exercise of any right is not a waiver of that right.
22. COUNTERPARTS
This Deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Deed.
23. GOVERNING LAW
This Deed is governed by English law.
24. ENFORCEMENT
24.1 Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed.
(b)	The English courts are the most appropriate and convenient courts to settle any such dispute and each of the Subordinated Creditors and the Obligors waive objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.
(c)	This Clause is for the benefit of the Senior Creditors only. To the extent allowed by law, a Senior Creditor may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
24.2 Service of process
(a)	Each Obligor and Subordinated Creditor not incorporated in England and Wales irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom as its agent under this Deed for service of process in any proceedings before the English courts provided that an Obligor and/or Subordinated Creditor may elect to appoint an alternative agent for service of process incorporated in England and Wales and, in such event, shall provide evidence (satisfactory to the Facility Agent acting reasonably) of the irrevocable appointment of such an alternative agent for service of process in any proceedings before the English courts in connection with this Deed.
(b)	This Clause does not affect any other method of service allowed by law.

SCHEDULE 1
Part A — The Obligors

Company	Registered Number
Part B — Subordinated Creditors

Company	Registered Number

Part C — The Lenders

Company	Registered Number
ING Real Estate Finance NV	Chamber of Commerce N° 271 573 28

ING Real Estate Finance S.E., E.F.C., S.A.
(Sociedad Unipersonal)	C.I.F. número A-83694182

ING Real Estate Finance S.E., E.F.C., S.A.	Numero Repertorio Economico
(Sociedad Unipersonal) (Italian branch)	Amministrativo: 1817202

ING Real Estate Finance (U.K.) B.V.	Chamber of Commerce N° 27279566

ING Real Estate Finance (France) SAS	RCS Paris 489 562 918

This Deed has been entered into as a deed on the date stated at the beginning of this Deed.
Obligors
[                                        ]

Subordinated Creditors
[                                        ]

ING Real Estate Finance NV as a Lender and as Facility Agent

EXECUTED AS A DEED by	)

ING Real Estate Finance NV	)	(Signature of attorney)
acting by its duly appointed	)
attorney in the presence of:	)	Name (print):

EXECUTED AS A DEED by	)

ING Real Estate Finance NV	)	(Signature of attorney)
acting by its duly appointed	)
attorney in the presence of:	)	Name (print):
ING Real Estate Finance S.E., E.F.C., S.A. (Sociedad Unipersonal) as a Lender

EXECUTED AS A DEED by	)

ING Real Estate Finance S.E., E.F.C., S.A.	)	(Signature of attorney)
(Sociedad Unipersonal))
acting by its duly appointed	)
attorney in the presence of:	)	Name (print):

Witness’s signature:

Name (print):

EXECUTED AS A DEED by	)

ING Real Estate Finance S.E., E.F.C., S.A.	)	(Signature of attorney)
(Sociedad Unipersonal))
acting by its duly appointed	)
attorney in the presence of:	)	Name (print):

Witness’s signature:

Name (print):

ING Real Estate Finance S.E., E.F.C., S.A. (Sociedad Unipersonal) (Italian branch) as a Lender

EXECUTED AS A DEED by	)

ING Real Estate Finance S.E., E.F.C., S.A.	)	(Signature of attorney)
(Sociedad Unipersonal) (Italian branch))
acting by its duly appointed	)
attorney in the presence of:	)	Name (print):

Witness’s signature:

Name (print):

EXECUTED AS A DEED by	)

ING Real Estate Finance S.E., E.F.C., S.A.	)	(Signature of attorney)
(Sociedad Unipersonal) (Italian branch))
acting by its duly appointed	)
attorney in the presence of:	)	Name (print):

Witness’s signature:

Name (print):

ING Real Estate Finance (U.K.) B.V. as a Lender

EXECUTED AS A DEED by	)

ING Real Estate Finance (U.K.) B.V.	)	(Signature of attorney)
acting by its duly appointed	)
attorney in the presence of:	)	Name (print):

EXECUTED AS A DEED by	)

ING Real Estate Finance (U.K.) B.V.	)	(Signature of attorney)
acting by its duly appointed	)
attorney in the presence of:	)	Name (print):

ING Real Estate Finance (France) SAS. as a Lender

EXECUTED AS A DEED by	)

ING Real Estate Finance (France) SAS	)	(Signature of attorney)
acting by its duly appointed	)
attorney in the presence of:	)	Name (print):

Witness’s signature:

Name (print):

EXECUTED AS A DEED by	)

ING Real Estate Finance (France) SAS	)	(Signature of attorney)
acting by its duly appointed	)
attorney in the presence of:	)	Name (print):

Witness’s signature:

Name (print):

SCHEDULE 9
REPLY TO A REQUEST

Department
International Property Finance
Location

Reference
[Address of AMB Agent]
By fax +1

Subject	Date
Facility	[•]
Reply to a Request
Dear Sirs,
We refer to the financing requests under the €142,000,000 AMB LP Guaranteed Facility Agreement dated 30 May 2008, as agreed and contemplated in accordance with the executed €142,000,000 AMB LP Guaranteed Facility Agreement dated 30 May 2008.
Subject to and in accordance with the terms and conditions of the €142,000,000 AMB LP Guaranteed Facility Agreement dated 30 May 2008 we are pleased to offer the following:

Borrower & Property / Address	New EUR	Existing EUR	Repayment
[•]	[•]	[•]	[•]

[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]

[•]	[•]	[•]	[•]

Schenkkade 65, The Hague, Netherlands	www.ingrealestate.com
T + 31 70 341 8798 F + 31 70 341 8535	ING Real Estate Finance NV
E Monique.Hovius@ingrealestate.com	Commercial register Haaglanden, no. 27157328

Under the €142,000,000 AMB LP Guaranteed Facility Agreement dated 30 May 2008 remains an available Facility of EUR [•] as of date of drawdown of the Grand Total New amount.
•	[Include relevant details pertaining to the properties]

•	[Include relevant details pertaining to the fees payable]
We appreciate if you could indicate your acceptance of the above by countersigning and returning the attached copy of this letter.
Yours sincerely,
ING Real Estate Finance NV

By

We hereby agree and acknowledge and agree to this letter
AMB Fund Management S.A.R.L.
Acting in its capacity as AMB Agent

SCHEDULE 10
ELIGIBLE COUNTRY
United Kingdom

EXECUTION OF THIS AGREEMENT
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorised representatives as of the date first above written.
Original Borrower

By: AMB Hausbruch Industrial Center 1 B.V.

Name: /s/ Jeroen Smit

Title: Director

Capacity: Authorised officer

By: Rheinsee Zweihundertfünfundvierzigste VV GmbH (shortly to be renamed: AMB Hausbruch Industrial Center 6 GmbH)

Name: /s/ Jeroen Smit

Title: Director

Capacity: Authorised officer

By: AMB Bremerhaven Distribution Center 1 B.V.

Name: /s/ Jeroen Smit

Title: Director

Capacity: Authorised officer

By: AMB Altenwerder Distribution Center 1 Holding B.V.

Name: /s/ Jeroen Smit

Title: Director

Capacity: Authorised officer

The Logistics Fund and AMB Agent
AMB FUND MANAGEMENT S.À.R.L. acting on its own name but on behalf of AMB Europe Fund I FCP-FIS as the Logistics Fund, Carve-out Indemnifier and AMB Agent

By: /s/ Alison M. Hill

Name: Alison M. Hill

Title: Authorised Signatory

Capacity: Authorised officer
The Loan Guarantor
AMB PROPERTY L.P. as the Loan Guarantor

By: /s/ Tracy Abels

Name: Tracy Abels

Title: Vice President, AMB Property Corporation, the General Partner of AMB Property, L.P.

Capacity: Authorised officer

The Original Lenders and Facility Agent

ING Real Estate Finance NV as an Original Lender and Facility Agent

By: /s/ P. A. M. Terris

Name: P. A. M. Terris

Title:

Capacity: Authorised representative by virtue of a power of attorney

By: /s/ J. G. Schnitzler

Name: J. G. Schnitzler

Title:

Capacity: Authorised representative by virtue of a power of attorney

ING Real Estate Finance S.E., E.F.C., S.A. (Sociedad Unipersonal) as an Original Lender

By: /s/ Alicia Espiñero Buldnòs

Name: Alicia Espiñero Buldnòs

Title: Head of Operations

Capacity: Authorised representative by virtue of a power of attorney

By: /s/ Leticia Vela Sanchez-Merlo

Name: Leticia Vela Sanchez-Merlo

Title: Risk Manager

Capacity: Authorised representative by virtue of a power of attorney

ING Real Estate Finance S.E., E.F.C., S.A. (Sociedad Unipersonal) (Italian branch) as an Original Lender

By: /s/ M. Rossi

Name: M. Rossi

Title: Procuratore

Capacity: Authorised representative by virtue of a power of attorney

By:/s/ G. Peroni

Name: G. Peroni

Title: Procuratore

Capacity: Authorised representative by virtue of a power of attorney
ING Real Estate Finance (U.K.) B.V. as an Original Lender

By: /s/ P. A. M. Taris

Name: P. A. M. Taris

Title:

Capacity: Authorised representative by virtue of a power of attorney

By: /s/ J. G. Schnitzler

Name: J. G. Schnitzler

Title:

Capacity: Authorised representative by virtue of a power of attorney

ING Real Estate Finance (France) SAS as an Original Lender

By: /s/ F. Ciuntu

Name: F. Ciuntu

Title:

Capacity: Authorised representative by virtue of a power of attorney

By:

Name:

Title:

Capacity: Authorised representative by virtue of a power of attorney